Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

PROTECTION ONE, INC.,

TARA ACQUISITION CORP.

and

INTEGRATED ALARM SERVICES GROUP, INC.

Dated as of December 20, 2006

i

		Page

8.11	Governing Law; Enforcement	75
8.12	Counterparts	76
8.13	Specific Performance	76

v

EXHIBITS

EXHIBIT A	Form of Lock up and Consent Agreement

EXHIBIT B	Form of Stockholders Agreement

EXHIBIT C	Form of Amended and Restated Certificate of Incorporation of the Company

EXHIBIT D	Form of Rule 145 Affiliate Letter

Index of Defined Terms

Acquisition Proposal	4.3(a)
Affiliate	8.4
Agreement	Preamble
Approvals	2.1(a)
Balance Sheet	8.4
beneficial owner	8.4
Blue Sky Laws	2.6(b)
Business Day	8.4
Certificate of Merger	1.2
Certificates	1.12(c)
Change in the Company Recommendation	4.3(c)
Closing	1.14
Closing Date	1.14
Code	Recitals
Company	Preamble
Company Common Stock	1.6(a)
Company Disclosure Schedule	8.4
Company Employee	5.6(a)
Company Employee Plans	2.13(a)
Company Financial Advisor	2.23
Company IP	2.20(b)
Company IP Agreements	2.20(c)
Company Leased Real Property	2.17(b)
Company Material Adverse Effect	8.4
Company Material Agreements	2.7(a)
Company Notes	6.1(h)
Company Owned Real Property	2.17(a)
Company Preferred Stock	2.3(a)
Company Recommendation	5.2(a)
Company Representatives	4.3(a)
Company SEC Reports	2.9(a)
Company Stipulated Expenses	7.3(d)
Company Stock-Based Rights	2.3(c)
Company Stockholder Approval	2.4
Company Stockholders’ Meeting	2.15
Company’s D&O Insurance	5.12(b)
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.3(b)
Consent Agreement	Recitals
Contract	8.4
control	8.4
Court	8.4
Credit Agreement Amendment	5.17
DGCL	Recitals
Effective Time	1.2

Enforceability Limitations	8.4
Environmental Laws	2.19(c)
Environmental Liabilities	2.19(c)
Environmental Permits	2.19(c)
Environmental Reports	2.19(c)
ERISA	2.13(a)
ERISA Affiliate	8.4
Exchange Act	2.6(b)
Exchange Agent	8.4
Exchange Ratio	1.6(a)
Foreign Competition Laws	8.4
GAAP	2.9(c)
Governmental Authority	8.4
Hazardous Materials	2.19(c)
HSR Act	2.6(b)
Infringe	2.20(b)
Intellectual Property	8.4
IRS	2.13(a)
Knowledge	8.4
Large Customer Agreements	2.29(a)
Laws	8.4
Lien	8.4
Litigation	8.4
Major Suppliers	2.27(a)
Maximum Premium	5.12(b)
Merger	Recitals
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.9
Nasdaq Stock Market	8.4
New Directors	5.14
Non-Plan Options	8.4
Option Plans	8.4
Order	8.4
Outstanding Stock Options	8.4
Parent	Preamble
Parent Balance Sheet	3.10(a)(i)
Parent Board	5.14
Parent Common Stock	1.6(a)
Parent Disclosure Schedule	8.4
Parent Employee Plans	3.12(a)
Parent IP	3.20(b)
Parent IP Agreements	3.20(c)
Parent Leased Real Property	3.16(b)
Parent Material Adverse Effect	8.4
Parent Material Agreements	3.6(a)

Parent’s Options Plans	3.3(a)
Parent Owned Real Property	3.16(a)
Parent Plans	5.6(b)
Parent Preferred Stock	3.3(a)
Parent Representatives	5.3(a)
Parent SEC Reports	3.8(a)
Parent Stipulated Expenses	7.3(c)
Parent Stock-Based Rights	3.3(c)
Parent Stock Options	3.3(a)
Parent Termination Fee	7.3(c)
PBGC	3.12(d)
Person	8.4
Plan Options	8.4
Proxy Statement	2.15
Qualified Person	5.14
Registration Statement	2.15
Regulation	8.4
Related Agreements	8.4
Release	2.19(c)
S-3 Amendment	5.16
Sarbanes-Oxley Act	2.9(b)
SEC	2.9(a)
Securities Act	2.6(b)
Software	8.4
Stockholders Agreement	Recitals
Subsidiary	8.4
Superior Proposal	4.3(c)
Surviving Corporation	1.1
Tax Returns	2.18
Taxes	2.18
WARN	2.14(b)
2003 Plan	8.4
2004 Plan	8.4
401(k) Plan	5.6(c)

AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2006 (the “Agreement”), among PROTECTION ONE, INC., a Delaware corporation (“Parent”), TARA ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and INTEGRATED ALARM SERVICES GROUP, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and subject to the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent;

WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Parent, the Company and certain holders of Company Notes (as defined herein), have entered into a lock-up and consent agreement (the “Consent Agreement”) in the form of Exhibit A attached hereto, providing for the exchange of Company Notes for new notes to be issued by a subsidiary of Parent;

WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein), have entered into an agreement (the “Stockholders Agreement”) in the form of Exhibit B attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and in accordance with the terms and requirements of the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under Delaware law as a wholly owned subsidiary of Parent.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2          Effective Time.  At the Closing the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

1.3          Effect of the Merger.  From and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including Section 259 thereof.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4          Certification of Incorporation; Bylaws.  At the Effective Time and without any further action on the part of the parties hereto, (a) the Certificate of Incorporation of the Company shall be amended and restated so as to read in its entirely as set forth on Exhibit C hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

1.5          Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

1.6          Conversion of Company Common Stock, Etc.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

(a)   Subject to the provisions of this Article I, each share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.7 and subject to Section 1.10 and Section 1.11) will be converted automatically into the right to receive 0.29 of a fully paid and nonassessable share (the “Exchange Ratio”) of the Common Stock, par value $0.01 per share (the “Parent Common Stock”), of Parent (the “Merger Consideration”).

(b)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.12 hereof, without interest.

1.7          Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock held in the treasury of the Company, if any, and each share of Company Common Stock, if any, owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

1.8          Stock Options.

(a)   At the Effective Time, all Outstanding Stock Options (as defined herein) (other than Outstanding Stock Options cancelled or exercised prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent in accordance with Section 5.5.

(b)   The Company and its Board of Directors shall promptly take all actions reasonably necessary to ensure that following the Effective Time no holder of any options or other rights pursuant to, nor any participant in or party to, the Option Plans (as defined herein) or any other Company Employee Plan (as defined herein) or other plan, program, arrangement, agreement or other commitment providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary (as defined herein) of the Company will have any rights thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of Parent, the Company or the Surviving Corporation, or any of their Subsidiaries, except as provided herein.

1.9          Capital Stock of Merger Sub.  Each share of Common Stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.10        Adjustments to Exchange Ratio.  Without limiting any other provision of this Agreement, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement if there is any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

1.11        Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent.  In lieu thereof, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6 or of options exchanged pursuant to Section 1.8(b) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to have been otherwise received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent and without interest) equal to the product of such fractional part of a share of Parent Common Stock multiplied by the average closing price per share of Parent Common Stock (rounded to the nearest cent) on the OTC Bulletin Board for the 20 trading days ending on the trading day immediately prior to (and excluding the date of) the Effective Time.

1.12        Surrender of Certificates.

(a)   Exchange Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the Exchange Agent (as defined herein) in the Merger.

(b)   Deposit of Common Stock and Cash.  Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, sufficient shares of Parent Common Stock to be exchanged pursuant to Section 1.6.  In addition, Parent shall deposit with the Exchange Agent an amount in cash sufficient to make the payments in lieu of fractional shares pursuant to Section 1.11.

(c)   Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (collectively, the “Certificates”) that represented immediately prior to the Effective Time outstanding shares of Company Common Stock to be exchanged pursuant to Section 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree prior to Closing) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock.  Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Sections 1.6 and 1.11, after giving effect to any required (as defined herein) Tax withholdings, and the Certificate so surrendered shall forthwith be canceled.  At any time following six months after the Effective Time, all or any number of shares of Parent Common Stock (and any or all cash payable in lieu of fractional shares of Parent Common Stock) deposited with the Exchange Agent pursuant to Section 1.12(b), which remain undistributed to the holders of the Certificates representing shares of Company Common Stock, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged shares of Company Common Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for shares of Parent Common Stock and any cash in lieu of fractional shares, and any dividends or distributions made thereon pursuant to Section 1.12(d).

(d)   Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and payable between the Effective Time and the time of such surrender with respect to such whole shares of Parent Common Stock.  For purposes of dividends or distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends or distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(e)   Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person (as defined herein) requesting such exchange will have paid any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in a name other than the name of the registered holder of the Certificate surrendered or (ii) established to the reasonable satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

(f)    No Liability.  Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, the Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any Parent Common Stock (and any cash payable for fractional shares of Parent Common Stock or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)   Withholding of Tax.  Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any Person such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld by Parent or the Exchange Agent, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

1.13        Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms of this Article I (together with any cash paid for any fractional share of Parent Common Stock) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation.  From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.14        Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York time) on the third Business Day (the “Closing Date”) following the satisfaction (or waiver in accordance with Section 7.5, to the extent the same may be waived) of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing).  The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York or such other place as the parties hereto otherwise agree.

1.15        Lost, Stolen or Destroyed Certificates.  In the event any Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.11; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.16        Tax Consequences.  For federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.  The parties shall not take a position on any Tax Return (as defined herein) inconsistent with this Section 1.16.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1          Organization and Qualification; Subsidiaries.

(a)   The Company is a corporation duly organized, validly existing and in good standing under Delaware Law and has all the requisite corporate power and authority,

and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, “Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of the Company to be in possession of would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined herein).  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where (i) the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary and (ii) the Company markets, sells, installs or services alarm systems, or provides alarm monitoring services and such marketing, selling, installing, servicing or provision of services makes such qualification or licensing necessary, except, in each case, where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each Subsidiary of the Company is a legal entity, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each such Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where (i) the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary and (ii) such Subsidiary markets, sells, installs or services alarm systems, or provides alarm monitoring services and such marketing, selling, installing, servicing or provision of services makes such qualification or licensing necessary, except, in each case, where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)   Section 2.1(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company.  Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

2.2          Certificate of Incorporation and Bylaws.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of each of its and each of its Subsidiaries’ Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof.  Such Certificate of Incorporation and Bylaws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

2.3          Capitalization.

(a)   The authorized capital of the Company consists of 103,000,000 shares, divided into 100,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  As of the date of this Agreement, (i) 24,368,836 shares of Company Common Stock are issued and outstanding; (ii) no shares of Company Preferred Stock are issued or outstanding; (iii) 312,626 shares are held in the treasury of the Company; (iv) no shares of Company Common Stock are held by any Subsidiary of the Company; and (v) 419,300 shares of Company Common Stock are duly reserved for future issuance pursuant to the Plan Options (as defined herein) and 2,040,000 shares of the Company Common Stock are duly reserved for future issuance pursuant to the Non-Plan Options (as defined herein).  None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except as set forth above and in Section 2.3(a) of the Company Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding.  Except for the Non-Plan Options, all outstanding options, rights or warrants to purchase Company Common Stock were granted under the Option Plans.  Section 2.3(a) of the Company Disclosure Schedule lists all outstanding options, rights and warrants to purchase Company Common Stock and, with respect to each, the record holder, the exercise price, the grant date and the vesting schedule.  Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, each Outstanding Stock Option has an exercise price per share that, as of the applicable date of grant, was equal to, or in excess of, the fair market value per share of the underlying Company Common Stock.  All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of stock options, rights and warrants will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights.  There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

(b)   Section 2.3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of the Company’s Subsidiaries.  All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens (as defined herein).  Except as set forth in Section 2.3(b) of the Company Disclosure Schedule or pursuant to applicable Laws of the jurisdiction in which it is organized, there are no restrictions of any kind which prevent the payment of dividends by any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person, other than loans to dealers in the ordinary course of business.

(c)   Except as described in Section 2.3(a), Section 2.3(b), or Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company or any of its Subsidiaries.  Except as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (collectively, “Company Stock-Based Rights”) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.  Except as set forth in Section 2.3(c) of the Company Disclosure Schedule or the Stockholders Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

2.4          Authority; Enforceability.  Subject to obtaining the Company Stockholder Approval (as defined herein), the Company has all requisite corporate power and authority to execute and deliver this Agreement, each Related Agreement (as defined herein) to which it is a party and each instrument required hereby to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement, each Related Agreement to which it is a party and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated (other than the approval and authorization of this Agreement by votes of the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”) in accordance with Delaware Law and the Company’s Certificate of Incorporation and Bylaws and the filing of the Certificate of Merger) herein or therein.  Each of this Agreement and the Related Agreements to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

2.5          Required Vote.  Subject to Section 4.3, as of the date hereof, the Board of Directors of the Company has, at a meeting duly called and held, (i) approved and declared advisable this Agreement and each Related Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby to the stockholders of the Company and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and authorization.  The vote to obtain the Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger and the other transactions contemplated hereby and thereby.

2.6          No Conflict; Required Filings and Consents.

(a)   The execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Order in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties, rights or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract (as defined herein), permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties, rights or assets is bound or affected, except (A) as set forth in Section 2.6(a) of the Company Disclosure Schedule or (B) in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance by the Company of this Agreement, any Related Agreements to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, shall not, require the Company or any of its Subsidiaries to obtain any Approval of any Person, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.6(b) of the Company Disclosure Schedule, (ii) for compliance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934,

as amended (the “Exchange Act”), state securities Laws (“Blue Sky Laws”), the pre-Merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or Foreign Competition Laws (as defined herein), (iii) for the filing of the Certificate of Merger in accordance with Delaware Law or (iv) where the failure to obtain such Approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.7          Material Agreements.

(a)   Section 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list, and if oral, an accurate and complete summary, of all Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which any of them or their properties, rights or assets are bound as of the date hereof (collectively, “Company Material Agreements”):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)   employment Contracts with current or former officers or directors of the Company and other Contracts with current or former officers or directors of the Company, and all severance, retention, stay-bonus, change in control or similar Contracts with any current or former directors, officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment in connection with or as a result of either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(iii)  any collective bargaining agreements with labor organizations;

(iv)  license agreements that are required to be disclosed in Section 2.20(c) of the Company Disclosure Schedule;

(v)   Contracts for the purchase of inventory/supplies by the Company or any of its Subsidiaries which are not cancelable (without material penalty, cost or other liability) within one (1) year;

(vi)  Contracts involving annual expenditures or liabilities of the Company or any of its Subsidiaries in excess of $100,000 per annum which are not cancelable (without material penalty, cost or other liability) within 60 days;

(vii) Contracts involving annual revenues payable to the Company or any of its Subsidiaries in excess of $100,000 per annum;

(viii)                promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and Contracts providing for the borrowing of money, relating to indebtedness or obligations in excess of $100,000, other than accounts payable in the ordinary course of business;

(ix)   promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and Contracts providing for the lending of money, whether as lender or guarantor, relating to indebtedness or obligations in excess of $500,000, other than accounts or notes receivable in the ordinary course of business;

(x)    Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries (or which purport to limit the freedom of Parent or its Affiliates) to engage in any line of business or compete with any Person or operate at any location in the world;

(xi)   joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is entitled or obligated to develop or distribute any products on behalf of any third party;

(xii)  Contracts for the acquisition, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person;

(xiii) Contracts involving the issuance or repurchase of any capital stock of the Company or any of its Subsidiaries (including newly formed Subsidiaries), other than, with respect to the issuance of Company Common Stock, the options listed in Section 2.3(a) of the Company Disclosure Schedule;

(xiv)                Contracts under which the Company or any of its Subsidiaries has granted or received exclusive rights; and

(xv) any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange Contracts.

True and complete copies of all written Company Material Agreements have been made available to Parent by the Company.

(b)   Other than (i) Company Material Agreements that have terminated or expired (or that will, prior to the Closing Date, terminate or expire) in accordance with their terms or (ii) as set forth in Section 2.7(b) of the Company Disclosure Schedule, each Company Material Agreement is in full force and effect in all material respects, is a valid and binding obligation of the Company or such Subsidiary in all material respects and, to the Knowledge of the Company, of each other party thereto and is enforceable, in all material respects, in accordance with its terms, against the Company or such Subsidiary and, to the Knowledge of the Company, against each other party thereto, subject to the Enforceability Limitations.  Other than as set forth in Section 2.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or is alleged to be and, to the Knowledge of the Company, no other party is or is alleged to be in default under, or in breach or violation of, in any material respect, any

Company Material Agreement and, to the Knowledge of the Company, no event has occurred that, with the giving of notice or passage of time or both, would constitute such a material default, breach or violation.  The designation or definition of Company Material Agreements for purposes of this Section 2.7 and the disclosures made pursuant thereto will not be construed or utilized to expand, limit or define the terms “material” and “Company Material Adverse Effect” as otherwise referenced and used in this Agreement.

2.8          Compliance.  Except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and Bylaws of the Company or the equivalent organizational documents of such Subsidiary, (ii) any Law or Order or by which any of their respective assets, rights or properties are bound or affected, and their own posted or internal privacy policies, and (iii) the terms of all Contracts, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets, rights or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of all Approvals, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 2.8 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification from any Governmental Authority of any Approval of such Governmental Authority that is material to the Company or any of its Subsidiaries.

2.9          SEC Filings; Financial Statements.

(a)   Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, the Company has filed all forms, reports, schedules, statements and documents required to be filed with the Securities and Exchange Commission (“SEC”) since January 1, 2005 (collectively, the “Company SEC Reports”) pursuant to the federal securities Laws and the Regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis.  The Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the Regulations of the SEC promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

(b)   The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the Regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.  Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, the Company is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(c)   Except as set forth in Section 2.9(c) of the Company Disclosure Schedule, each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company’s Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Company.

2.10        Absence of Certain Changes or Events.

(a)   Except as described in Section 2.10(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since January 1, 2006, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Except as described in Section 2.10(b) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, during the period from January 1, 2006 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices (in each case, except as required by a change in GAAP) or, other than in the ordinary course of business, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

2.11        No Undisclosed Liabilities.

(a)   Except as described in Section 2.11(a) of the Company Disclosure Schedule, as of the date hereof, there are no material liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i)    liabilities disclosed or provided for in the Balance Sheet or in the notes thereto;

(ii)   liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(iii)  liabilities or obligations that have been discharged or paid in full in the ordinary course of business; and

(iv)  liabilities under this Agreement.

(b)   Except as described in Section 2.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements.

(c)   Except as described in Section 2.11(c) of the Company Disclosure Schedule, the Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, and the Regulations promulgated thereunder.

2.12        Absence of Litigation.  Except as described in Section 2.12 of the Company Disclosure Schedule, there is no Litigation (as defined herein) pending on behalf of or against or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties, assets or rights, before or subject to any Court (as defined herein) or other Governmental Authority which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any pending or outstanding Litigation or Order which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

2.13        Employee Benefit Plans.

(a)   Section 2.13(a) of the Company Disclosure Schedule lists all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, and all bonus, stock option, stock purchase, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, change-in-control, vacation, cafeteria, dependent care, medical care, employee assistance or loan program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, officer, director or consultant of the Company or any of its Subsidiaries, which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company, its Subsidiaries or with respect to which the Company, any of its Subsidiaries or any of the Company’s ERISA Affiliates has or could have any liability (together, the “Company Employee Plans”). The Company has made available to Parent correct and complete copies of (where applicable) (a) all plan documents, summary plan descriptions, summaries of material modifications and amendments related to such plans, (b) the most recent determination letters received from the Internal Revenue Service (the “IRS”), (c) the three most recent Form 5500 Annual Reports, (d) the most recent audited financial statement, and if applicable, actuarial valuation, and (e) all material related agreements, insurance Contracts and other Contracts which implement each such Company Employee Plan.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or as set forth in Section 2.13(b) of the Company Disclosure Schedule, (i) each Company Employee Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would reasonably be expected to subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Laws with respect to any Company Employee Plan; (iv) for each Company Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the end of the period covered thereby; (v)  no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Employee Plan; (vi) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act) and (vii) neither the Company nor any of its Subsidiaries has incurred any current, projected or contingent liability in respect of post-employment or post-retirement health, medical, life insurance or similar benefits for current, former or retired employees, officers, directors or consultants of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(c)   No Company Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA. None of the Company or any of its Subsidiaries has or could have any liability under or with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any Subsidiary or ERISA Affiliate has any obligation to contribute to any multiemployer plan.

(d)   With respect to any Company Employee Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority are, to the Knowledge of the Company, pending, threatened or in progress.

(e)   Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments or benefits payable to any employee, officer, director or consultant which would not be deductible under Section 280G of the Code.

(f)    Except as would not reasonably be expected to result in a Company Material Adverse Effect, there have been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or any change in employee participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

2.14        Employment and Labor Matters.

(a)   Section 2.14(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company with an annual base salary or compensation rate of $100,000 or higher and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire.  Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, there are no collective bargaining agreements between the Company or any Subsidiary of the Company and any labor organization or other representative of any of the Company’s or Subsidiary’s employees, nor is any such Contract presently being negotiated.  Except as set forth in Section 2.14(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise owed under any policy, practice, agreement, plan, program or Law; (ii) none of the Company’s or any of its Subsidiaries’ employment policies or practices is currently being audited or investigated by any Governmental Authority; and (iii) there is no pending or, to the Knowledge of the Company, threatened Litigation, unfair labor practice charge, or other charge or inquiry against the Company or any of its Subsidiaries brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s or Subsidiary’s employee, or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or other Governmental Authority.

(b)   Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company or any of its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries; (ii) during the past three years there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries; (iii) there are no grievances pending or, to the Knowledge of the Company, threatened, which, if adversely decided, would reasonably be expected to have a Company Material Adverse Effect; (iv) except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices; and (v) the Company and each of any of its Subsidiaries are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) and any similar state or local laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise.  Neither the Company nor any Subsidiary of the Company has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of WARN or implemented any early retirement, separation or window program within the past 12 months, nor has the Company or any of its Subsidiaries announced any such action or program for the future, except as set forth in Section 2.14(b) of the Company Disclosure Schedule.

2.15        Registration Statement; Proxy Statement/Prospectus.  None of the information supplied by the Company for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger and vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”) (such proxy statement/prospectus, as amended or supplemented, the “Proxy Statement”) shall, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders’ Meeting that has become false or misleading.  If at any time prior to the Effective Time any event relating to the Company or any of its Subsidiaries, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent and Merger Sub.  The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations of the SEC promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or the Merger Sub which is contained in the Registration Statement or the Proxy Statement.

2.16        Absence of Restrictions on Business Activities.  Except as set forth in Section 2.16 of the Company Disclosure Schedule, there is no agreement or Order binding upon the Company or any of its Subsidiaries or any of their assets, rights or properties which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries.  Except as set forth in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any material non-competition, non-solicitation or similar restriction on their respective businesses.

2.17        Title to Assets; Leases.

(a)   Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”), identifying the record owner and address thereof.  Except as described in Section 2.17(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good, valid and marketable title to all of the Company Owned Real Property, free and clear of all Liens.

(b)   Section 2.17(b) of the Company Disclosure Schedule contains a true and complete list of all of the material real property leased by the Company or any of its Subsidiaries (the “Company Leased Real Property”), identifying the address thereof.  With respect to the Company Leased Real Property, except as set forth in Section 2.17(b) of the Company Disclosure Schedule, (i) all of the leases relating to the Company Leased Real Property under which the Company or any of its Subsidiaries is a tenant or subtenant, if any, are in full force and effect and the Company has made available to Parent prior to the date hereof true and correct copies of such leases (including all amendments, modifications and renewals thereof), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any of these leases, is in material breach or violation or default under any lease relating to the Company Leased Real Property and neither the Company nor any of its Subsidiaries has received notice that an event has occurred which, with such notice or with lapse of time, would constitute a material breach or default under any lease relating to the Company Leased Real Property, and (iii) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any material interest in any Company Leased Real Property.

2.18        Taxes.  For purposes of this Agreement, “Taxes” shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, declarations, reports, information statements or similar statements, including any schedule, attachment or amendment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority (including any other domestic or foreign taxing authority or agency), including consolidated, combined and unitary tax returns.  Except as set forth in Section 2.18 of the Company Disclosure Schedule:

(a)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all Tax Returns required by applicable Law to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member have been timely filed, and all such Tax Returns are true, complete and correct in all respects.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) all Taxes payable by or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, and adequate reserves (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) determined in accordance with GAAP are provided on the Company’s Balance Sheet for any Taxes not yet due; (ii) all assessments for such Taxes due and owing by or with respect to the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid; and (iii) neither the Company nor any of its Subsidiaries has incurred a Tax liability from the date of the latest Balance Sheet other than a Tax liability in the ordinary course of business.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, no action, suit, proceeding, investigation, claim or audit has formally commenced and no notice has been given that such audit or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries or any group of corporations of which any of the Company and its Subsidiaries has been a member in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

(d)                                 Neither the Company nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which Tax Return has not since been filed.  No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired.

(e)                                  Neither the Company nor any of its Subsidiaries is or has ever been (or has any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group other than a group the common parent of which is the Company, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by Contract, or otherwise.

(f)                                    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(h)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company and its Subsidiaries will be required to include any amount in taxable income, or exclude any items of deduction, for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any deferred gains arising prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date or any sale reported on the installment method that occurred prior to the Closing Date.

(i)                                     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(j)                                     Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).

(k)                                  Neither the Company nor any of its Subsidiaries has taken, agreed to take or failed to take any action or knows of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.19                        Environmental Matters.

(a)                                  Except as described in Section 2.19 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)                                     each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, and possesses and complies with all Environmental Permits required under such Environmental Laws;

(ii)                                  there is no investigation, suit, claim, action or proceeding relating to Environmental Liabilities or relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries;

(iii)                               to the Knowledge of the Company, there are and have been no Releases of Hazardous Materials or other conditions at any property currently or formerly owned, leased, operated or otherwise used by the Company or any of its Subsidiaries that would reasonably be expected to give rise to any Environmental Liabilities of the Company or any of its Subsidiaries or result in material costs to the Company or any of its Subsidiaries;

(iv)                              to the Knowledge of the Company, there has been no transportation, treatment, storage or off-site disposal of any Hazardous Materials from the Company’s or any of its Subsidiaries’ operations that would reasonably be expected to give rise to any Environmental Liabilities of the Company or any of its Subsidiaries or result in material costs to the Company or any of its Subsidiaries;

(v)                                 neither the Company nor any of its Subsidiaries has received any notice of, or entered into or assumed by Contract or, to the Knowledge of the Company, by operation of law, any obligation, liability or Order relating to Environmental Liabilities or relating to or arising under Environmental Laws; and

(vi)                              to the Knowledge of the Company, no past, present or reasonably anticipated future events, practices, plans, facts, circumstances, conditions, or legal requirements exist or are proposed with respect to the Company or any of its Subsidiaries that would reasonably be expected to prevent the Company or any of its Subsidiaries from (or materially increase the burden on the Company or any of its Subsidiaries of) complying with applicable Environmental Laws or obtaining, renewing, or complying with all Environmental Permits required under such Environmental Laws.

(b)                                 The Company has provided to Parent true and complete copies of all Environmental Reports containing material information that are in the possession or control of the Company or any of its Subsidiaries.

(c)                                  For purposes of this Agreement, the terms below are defined as follows:

“Environmental Laws” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the Regulations promulgated pursuant thereto.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law or Environmental Permit, or arising out of or related to the presence, Release or threatened Release, or the alleged presence, Release or threatened Release of Hazardous Materials.

“Environmental Permits” means any Approval required by any Governmental Authority pursuant to any applicable Environmental Law.

“Environmental Reports” shall mean any report and other material environmental documents relating to the Company’s or any of its Subsidiaries’ past or current properties, facilities or operations that are in the Company’s or any of its Subsidiaries’ possession or under the Company’s or any of its Subsidiaries’ reasonable control.

“Hazardous Materials” shall mean any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

2.20                        Intellectual Property.

(a)                                  Section 2.20(a) of the Company Disclosure Schedule sets forth all Intellectual Property registrations and applications owned or exclusively licensed by the Company or its Subsidiaries.  All of the abovementioned registrations and applications have not expired or been abandoned or cancelled and, to the Knowledge of the Company, are valid and enforceable.

(b)                                 Except as set forth in Section 2.20(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property necessary for the conduct of the Company’s and each of its Subsidiaries’ business as currently conducted or contemplated to be conducted, free of all Liens, (ii) the Company and each of its Subsidiaries have taken all reasonable steps to maintain and enforce all Intellectual Property owned, held or used by the Company or any of its Subsidiaries (“Company IP”).  Except under written confidentiality obligations, to the Knowledge of the Company, there has been no material disclosure of any of the Company’s or any of its Subsidiaries’ confidential information or trade secrets to any third party.  Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (A) to the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted or proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or breach (“Infringe”) any Intellectual Property or contractual rights of any third party, and to the Knowledge of the Company, the Company IP is not being Infringed by any third party, and (B) there is no Litigation or Order pending or outstanding, to the Knowledge of the Company, threatened or imminent (including cease and desist letters or invitations to take a license), that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Company IP.

(c)                                  Section 2.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Company IP to which the Company or any Subsidiary of the Company is a party or by which any of their assets, rights or properties are bound (other than (i) Contracts disclosed pursuant to Section 2.7(a)(iii) and (ii) generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $50,000) (collectively, “Company IP Agreements”).  To the Knowledge of the Company, all of the Company IP Agreements are valid and binding obligations of Company or any of its Subsidiaries that are parties thereto, enforceable in accordance with their terms (subject to Enforceability Limitations), and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under, any such Company IP Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Except as set forth in Section 2.20(d) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability or the Company’s or any of its Subsidiaries’ right to own or use any of the Intellectual Property necessary to the operation of the Company’s and its Subsidiaries’ businesses as currently operated, nor will such transactions require the Approval of any Governmental Authority or third party in respect of any Intellectual Property.

(e)                                  Section 2.20(e) of the Company Disclosure Schedule lists all Software (as defined herein) owned, held or used by the Company or any of its Subsidiaries (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000), and identifies whether such Software is owned, licensed, leased or otherwise used, as the case may be, and whether such Software is sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries to any third party. All Software owned by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, all Software licensed from third parties by the Company or any of its Subsidiaries, (i) is free from any material defect, bug, virus, or programming, design or documentation error, (ii) operates and runs in a reasonable and efficient business manner, and (iii) conforms in all material respects to the specifications and purposes thereof, except in the case of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect.  No Software owned, held or used by the Company or any of its Subsidiaries is, in whole or in part, subject to the provisions of any open source or similar license agreement, or any other agreement obligating the Company or any of its Subsidiaries to distribute or otherwise make any source code of the Software available to third parties, except as would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect.

(f)                                    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have taken all reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property, including confidential information and trade secrets.  Without limiting the foregoing, except as disclosed in Section 2.20(f) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries require (i) each employee to acknowledge in writing and, each employee has acknowledged in writing receipt of an employee handbook or other similar documentation (true and complete copies of which have been made available to Parent) which sets forth certain confidentiality obligations and (ii) all Persons who contribute or have contributed any proprietary Intellectual Property to assign all of their rights in the same to the Company or its Subsidiaries.

2.21                        Insurance.  Section 2.21 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and performance bonds providing coverage in favor of the assets, business, equipment, rights, properties, operations, employees, officers and directors of the Company and its Subsidiaries.  There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, there is not any threatened termination of or material increase with respect to any such policies or bonds.

2.22                        No Restrictions on the Merger; Takeover Statutes.  No provision of the Certificate of Incorporation or Bylaws, or other organizational documents or governing instruments of the Company or any of its Subsidiaries or any Company Material Agreement to which any of them is a party, and assuming the accuracy of the representation in Section 3.21, no Delaware Law or other takeover statute or similar Law applicable to the Company or its Subsidiaries (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements, or (b) as a result of the consummation of the transactions contemplated by this Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a stockholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

2.23                        Brokers.  No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for Houlihan Lokey Howard & Zukin Capital (the “Company Financial Advisor”).  Section 2.23 of the Company Disclosure Schedule sets forth, and the Company has made available to Parent a true and complete copy of, all agreements between the Company and the Company Financial Advisor pursuant to which such Persons would be entitled to any payment relating to the transactions contemplated hereunder.

2.24                        Certain Business Practices.  To the Knowledge of the Company, since January 1, 2003, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.25                        Interested Party Transactions.  Except as disclosed in Section 2.25 of the Company Disclosure Schedule, (i) there are no existing, and since August 1, 2003 there has been no Contract, transaction, indebtedness or other arrangement, or any related series thereof, between the Company and its Subsidiaries, on the one hand, and any of the directors, officers, significant stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, on the other (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and (ii) except for the Outstanding Stock Options, at the Closing, all such Contracts, transactions, indebtedness and other arrangements shall be terminated (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).

2.26                        Opinion of Financial Advisor.  The Company has received the written opinion of the Company Financial Advisor to the effect that, subject to the limitations set forth in the opinion, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, and the Company has provided copies of such opinion to Parent.  The Company has been authorized by the Company Financial Advisor to include the text of such fairness opinion and a description thereof in the Registration Statement and Proxy Statement, provided that the fairness opinion is reproduced therein only in its entirety and that the content and context of such inclusion and description is subject to the Company Financial Advisor’s prior review and written consent.

2.27                        Suppliers.

(a)                                  Section 2.27(a) of the Company Disclosure Schedule sets forth a true and complete list of the 10 largest suppliers of the Company in terms of purchases during the most recently completed fiscal year and the portion of current fiscal year ended September 30, 2006 (collectively, the “Major Suppliers”).

(b)                                 Since January 1, 2005, except as set forth on Section 2.27(b) of the Company Disclosure Schedule, there has not been any material dispute between the Company or any of its Subsidiaries and any Major Supplier, and, no Major Supplier has stated in writing to the Company or to any of its Subsidiaries that such Major Supplier intends to materially reduce sales to, or to otherwise materially reduce its business relationship with, the Company or any of its Subsidiaries.

2.28                        Names; Prior Acquisitions; Business Locations.

(a)                                  All names under which the Company or any of its Subsidiaries does business are specified in Section 2.28(a) of the Company Disclosure Schedule.

(b)                                 Except as set forth in Section 2.28(b) of the Company Disclosure Schedule, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

(c)                                  All of the Company’s and its Subsidiaries’ offices and places of business, including their respective principal places of business and chief executive offices, are listed in Section 2.28(c) of the Company Disclosure Schedule.  To the Knowledge of the Company, except for equipment leased to customers in the ordinary course of business, all of the material equipment, inventory, chattel paper and books and records of the Company and its Subsidiaries are located in the offices and places of business listed in Section 2.28(c) of the Company Disclosure Schedule.

2.29                        Customer Contracts.

(a)                                  Set forth in Section 2.29(a) of the Company Disclosure Schedule is a list of the Company’s or any of its Subsidiaries’ contracts with their 20 largest customers, in the aggregate, as of September 30, 2006, as measured by recurring revenues attributable to such customers (the “Large Customer Agreements”).  Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, each such Large Customer Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary and, to the Knowledge of Company, of each other party thereto and is enforceable, in accordance with its terms, against the Company or such Subsidiary and, to the Knowledge of the Company, against each other party thereto, in each case subject to the Enforceability Limitations. Except as set forth in Section 2.29(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all of the material terms of the Large Customer Agreements and, to the Knowledge of the Company, no default or event of default, or event or condition that with notice or lapse of time or both would constitute such a default, on its part or on the part of any other party thereto exists with respect to any liability to such customer party to any Large Customer Agreement.

(b)                                 To the Knowledge of Company, except as set forth in Section 2.29(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company has written agreements with all its customers (including the Large Customer Agreements) that (i) contain terms and conditions which are standard in the electronic security industry, including those involving limitation of liability/liquidated damages, third-party indemnification, automatic renewals (except where prohibited by law) and the right to increase monitoring rates, and (ii) do not require the consent of or notice to any other party thereto for a change in control of the Company.

(c)                                  No single customer of the Company or any of its Subsidiaries accounts for more than 3% of the Company’s consolidated annual revenue.  The average gross monthly revenue generated for the Company by the Company’s and its Subsidiaries’ customers is listed in Section 2.29(c) of the Company Disclosure Schedule for the nine-month period commencing on January 1, 2006 and ending on September 30, 2006.

(d)                                 Each of the Company and its Subsidiaries has provided each residential customer that it originated since January 1, 2004 (and did not acquire from a third party) with the three-day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (“Cooling Off Period for Door to Door Sales”) and any applicable state Laws.

(e)                                  To the Knowledge of Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all alarm systems installed or taken over by the Company since January 1, 2004 are in good working order and condition (excepting situations where a customer has failed to report to the Company any problem with an alarm system), and have been installed, inspected, tested and maintained in accordance with practices prevailing in the security alarm industry in the U.S., and in accordance with any applicable specifications and standards of underwriters laboratories and local governmental authorities, other than in each case of customers whose service has been suspended for nonpayment.  To the Knowledge of Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company has the sole right to use all of the telephone lines and numbers applicable to the monitoring of its customer accounts.

(f)                                    The Company’s total recurring monthly revenue for the month of November 2006 was not less than $6,900,000, excluding wholesale revenue associated with owned accounts.

2.30                        Internal Controls and Disclosure Controls.  The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  The Company (a) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s Regulations and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

3.1                               Organization and Qualification; Subsidiaries.

(a)                                  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law.  Parent has all the requisite corporate power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of Parent to be in possession of would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined herein).  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

(b)                                 Each Subsidiary of Parent (other than Merger Sub, with respect to which Section 3.1(a) above governs) is a legal entity, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in Section 3.1(b) of the Parent Disclosure Schedule, each such Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Section 3.1(c) of the Parent Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of Parent’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding capital stock or other equity or other interest owned by Parent or another Subsidiary of Parent.  Except as set forth in Section 2.1(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

3.2                               Certificate of Incorporation and Bylaws.  Parent has made available to the Company true and complete copies of each of its and each of its Subsidiaries’ (including Merger Sub) Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof.  Such Certificate of Incorporation and Bylaws and equivalent organizational documents of Parent and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon Parent or its Subsidiaries.

3.3                               Capitalization.

(a)                                  The authorized capital of Parent consists of 155,000,000 shares, divided into 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”).  As of the date of this Agreement, (i) 18,239,953 shares of Parent Common Stock are issued and outstanding; (ii) no shares of Parent Preferred Stock are issued and outstanding; (iii) no shares are held in the treasury of Parent; and (iv) 2,056,010 shares of Parent Common Stock are duly reserved for future issuance pursuant to stock-based incentive compensation, which includes employee stock options and restricted share units (the “Parent Stock Options”) granted pursuant to Parent’s 2004 Stock Option Plan, 1997 Long-Term Incentive Plan, 1996 Stock Option Plan and 1994 Stock Option Plan (the “Parent’s Option Plans”).  None of the outstanding shares of Parent Common Stock are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except as set forth above and in Section 3.3(a) of the Parent Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of Parent were issued, reserved for issuance or outstanding.  Except as described in Section 3.3(a) of the Parent Disclosure Schedule, all outstanding options, rights or warrants to purchase Parent Common Stock were granted under Parent’s Option Plans.  Section 3.3(a) of the Parent Disclosure Schedule lists all outstanding options, rights and warrants to purchase Parent Common Stock and, with respect to each, the record holder, the exercise price, the grant date and the vesting schedule.  Each Parent Stock Option has an exercise price per share that, as of the applicable date of grant, was equal to, or in excess of, the fair market value per share of the underlying Parent Common Stock.  All outstanding shares of capital stock of Parent are, and all shares which may be issued upon the exercise of stock options, rights and warrants will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights.  There are no bonds, debentures, notes or other indebtedness of Parent with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of Parent may vote.

(b)                                 Section 3.3(b) of the Parent Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of Parent’s Subsidiaries.  All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by Parent or one of its direct or indirect Subsidiaries, free and clear of all Liens.  Except as set forth in Section 3.3(b) of the Parent Disclosure Schedule or pursuant to applicable Laws of the jurisdiction in which it is organized, there are no restrictions of any kind which prevent the payment of dividends by any of the Company’s Subsidiaries, and neither Parent nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(c)                                  Except as described in Section 3.3(a), Section 3.3(b) or Section 3.3(c) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of Parent or any of its Subsidiaries.  Except as described in Section 3.3(c) of the Parent Disclosure Schedule, as of the date hereof, there are no restricted share units, stock appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (collectively, “Parent Stock-Based Rights”) or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of Parent.  Except as set forth in Section 3.3(c) of the Parent Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Parent or any of its Subsidiaries is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of Parent or any of its Subsidiaries.

3.4                               Authority; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each instrument required hereby to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement, each Related Agreement to which it is a party and each instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing and the performance of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub.  Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  Each of this Agreement and the Related Agreements to which either Parent or Merger Sub is a party has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

3.5                               No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery by each of Parent and Merger Sub of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate any Law or Order in each case applicable to Parent or Merger Sub or by which its or any of their respective properties, rights or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties, rights or assets is bound or affected, except in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery by each of Parent and Merger Sub of this Agreement, the Related Agreements to which it is a party and each instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance by Parent and Merger Sub of this Agreement, any Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing, shall not, require Parent or Merger Sub to obtain any (i) Approval of any Person, (ii) approval of Parent’s stockholders (or the related delivery of any information statement to Parent’s stockholders) pursuant to the applicable rules of the Nasdaq Stock Market (which will become applicable to Parent upon the listing of the Parent Common Stock on the Nasdaq Stock Market pursuant to Section 5.8), (iii) observe any waiting period imposed by, or (iv) make any filing with or notification to, any Governmental Authority, except (A) for compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, or the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws, (B) for the filing of the Certificate of Merger in accordance with Delaware Law, or (C) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.6                               Material Agreements.

(a)                                  Section 3.6(a) of the Parent Disclosure Schedule sets forth a true and complete list, and if oral, an accurate and complete summary, of all Contracts of the following types to which Parent or any of its Subsidiaries is a party or by which any of them or their properties, rights or assets are bound as of the date hereof (collectively, “Parent Material Agreements”):

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Subsidiaries;

(ii)                                  employment Contracts with current or former officers or directors of Parent and other Contracts with current or former officers or directors of Parent, and all severance, retention, stay-bonus, change in control or similar Contracts with any current or former directors, officers, employees or agents of Parent that will result in any obligation (absolute or contingent) of Parent or any of its Subsidiaries to make any payment in connection with or as a result of either the consummation of a transaction of the type contemplated hereby, termination of employment (or the relevant relationship), or both;

(iii)                               any collective bargaining agreements with labor organizations;

(iv)                              license agreements that are required to be disclosed in Section 3.20(c) of the Parent Disclosure Schedule;

(v)                                 Contracts for the purchase of inventory/supplies by Parent or any of its Subsidiaries which are not cancelable (without material penalty, cost or other liability) within one (1) year;

(vi)                              Contracts involving annual expenditures or liabilities of Parent or any of its Subsidiaries in excess of $200,000 per annum which are not cancelable (without material penalty, cost or other liability) within 60 days;

(vii)                           Contracts involving annual revenues payable to Parent or any of its Subsidiaries in excess of $200,000 per annum;

(viii)                        promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and Contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to indebtedness or obligations in excess of $200,000, other than accounts receivable and accounts payable in the ordinary course of business;

(ix)                                Contracts containing a covenant limiting the freedom of Parent or any of its Subsidiaries (or which purport to limit the freedom of the Company or its Subsidiaries) to engage in any line of business or compete with any Person or operate at any location in the world;

(x)                                   joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of Parent or any of its Subsidiaries or pursuant to which Parent or any of its Subsidiaries is entitled or obligated to develop or distribute any products on behalf of any third party;

(xi)                                Contracts for the acquisition, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person;

(xii)                             Contracts involving the issuance or repurchase of any capital stock of Parent or any of its Subsidiaries (including newly formed Subsidiaries), other than, with respect to the issuance of Parent Common Stock, the options listed in Section 3.3(a) of the Company Disclosure Schedule; and

(xiii)                          Contracts under which Parent or any of its Subsidiaries has granted or received exclusive rights.

True and complete copies of all written Parent Material Agreements have been made available to the Company by Parent.

(b)                                 Other than (i) Parent Material Agreements that have terminated or expired (or that will, prior to the Closing Date, terminate or expire) in accordance with their terms or (ii) as set forth in Section 3.6(b) of the Parent Disclosure Schedule, each Parent Material Agreement is in full force and effect in all material respects, is a valid and binding obligation of Parent or such Subsidiary in all material respects and, to the Knowledge of Parent, of each other party thereto and is enforceable, in all material respects, in accordance with its terms, against Parent or such Subsidiary and, to the Knowledge of Parent, against each other party thereto, subject to the Enforceability Limitations.  Neither Parent nor any of its Subsidiaries is or is alleged to be and, to the Knowledge of Parent, no other party is or is alleged to be in default under, or in breach or violation of, in any material respect, any Parent Material Agreement and, to the Knowledge of Parent, no event has occurred that, with the giving of notice or passage of time or both, would constitute such a material default, breach or violation.  The designation or definition of Parent Material Agreements for purposes of this Section 3.6 and the disclosures made pursuant thereto will not be construed or utilized to expand, limit or define the terms “material” and “Parent Material Adverse Effect” as otherwise referenced and used in this Agreement.

3.7                               Compliance.  Except as set forth in Section 3.7 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and Bylaws of Parent or the equivalent organizational documents of such Subsidiary, (ii) any Law or Order or by which any of their respective assets, rights or properties are bound or affected, and their own posted or internal privacy policies, and (iii) the terms of all Contracts, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets, rights or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent and its Subsidiaries are in compliance with the terms of all Approvals, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in Section 3.7 of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received notice of any revocation or modification from any Governmental Authority of any Approval of such Governmental Authority that is material to Parent or any of its Subsidiaries.

3.8                               SEC Filings; Financial Statements.

(a)                                  Parent has filed all forms, reports, schedules, statements and documents required to be filed with the SEC since January 1, 2005 (collectively, the “Parent SEC Reports”) pursuant to the federal securities Laws and Regulations of the SEC promulgated thereunder, and all Parent SEC Reports have been filed in all material respects on a timely basis.  The Parent SEC Reports (including any financial statements or schedules included or incorporated by reference therein) were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Regulations of the SEC promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries, other than Protection One Alarm Monitoring, Inc., has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

(b)                                 The principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and the Regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.  Neither Parent nor any of its officers has received notice from the SEC questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.  Except as set forth in Section 3.8(b) of the Parent Disclosure Schedule, Parent is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(c)                                  Each of the audited and unaudited financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in Parent’s Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to Parent.

3.9                               Absence of Certain Changes or Events.

(a)                                  Except as described in Section 3.9(a) of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, since January 1, 2006, Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Except as described in Section 3.9(b) of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, during the period from January 1, 2006 to the date hereof, (i) there has not been any change by Parent in its accounting methods, principles or practices (in each case, except as required by a change in GAAP) or, other than in the ordinary course of business, any revaluation by Parent of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and neither Parent nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of the Company pursuant to Section 4.2 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

3.10                        No Undisclosed Liabilities.

(a)                                  Except as set forth in Section 3.10(a) of the Parent Disclosure Schedule, as of the date hereof, there are no material liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i)                                     liabilities disclosed or provided for in the balance sheet of Parent contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Parent Balance Sheet”) or in the notes thereto;

(ii)                                  liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect;

(iii)                               liabilities or obligations that have been discharged or paid in full in the ordinary course of business; and

(iv)                              liabilities under this Agreement.

(b)                                 Except as set forth in Section 3.10(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or its Subsidiaries’ published financial statements.

(c)                                  Except as described in Section 3.10(c) of the Parent Disclosure Schedule, Parent has made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, and the Regulations promulgated thereunder.

3.11                        Absence of Litigation.  Except as described in Section 3.11 of the Parent Disclosure Schedule, there is no Litigation pending on behalf of or against or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of their respective properties, assets or rights, before or subject to any Court or other Governmental Authority which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any pending or outstanding Litigation or Order which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

3.12                        Employee Benefit Plans.

(a)                                  Section 3.12(a) of the Parent Disclosure Schedule lists all material “employee benefit plans” (as defined in Section 3(3) of ERISA), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, and all bonus, stock option, stock purchase, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, change-in-control, vacation, cafeteria, dependent care, medical care, employee assistance or loan program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, officer, director or consultant of Parent or any of its Subsidiaries, which is or has been entered into, contributed to, established by, participated in and/or maintained by Parent, its Subsidiaries or with respect to which Parent, any of its Subsidiaries or any of Parent’s ERISA Affiliates has or could have any liability (together, the “Parent Employee Plans”).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) each Parent Employee Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Parent Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would reasonably be expected to subject Parent or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable Laws with respect to any Parent Employee Plan; (iv) for each Parent Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the end of the period covered thereby; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Parent Employee Plan; (vi) no Parent Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act); and (vii) neither Parent nor any of its Subsidiaries has incurred any current, projected or contingent liability in respect of post-employment or post-retirement health, medical, life insurance or similar benefits for current, former or retired employees, officers, directors or consultants of Parent or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(c)                                  No Parent Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA.  None of Parent or any of its Subsidiaries has or could have any liability under or with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA , and neither Parent nor any Subsidiary or ERISA Affiliate has any obligation to contribute to any multiemployer plan.

(d)                                 With respect to any Parent Employee Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Parent, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or other Governmental Authority are, to the Knowledge of Parent, pending, threatened or in progress (including any routine requests for information from the PBGC).

3.13                        Employment and Labor Matters.

(a)                                  Section 3.13(a) of the Parent Disclosure Schedule identifies all employees and consultants employed or engaged by Parent or any of its Subsidiaries with an annual base salary or compensation rate of $200,000 or higher and sets forth each such individual’s rate of pay or annual compensation and job title.  Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, there are no collective bargaining agreements between Parent or any Subsidiary of Parent and any labor organization or other representative of any of Parent’s or any of its Subsidiaries’ employees, nor is any such Contract presently being negotiated. Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise owed under any policy, practice, agreement, plan, program or Law; (ii) none of Parent’s or any of its Subsidiaries’ employment policies or practices is currently being audited or investigated by any Governmental Authority; and (iii) there is no pending or, to the Knowledge of Parent, threatened Litigation, unfair labor practice charge, or other charge or inquiry against Parent or any Subsidiary of Parent brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Parent’s or Subsidiary’s employee, or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or other Governmental Authority.

(b)                                 Except as set forth in Section 3.13(b) of the Parent Disclosure Schedule, (i) there are no grievances pending or, to the Knowledge of Parent, threatened, which, if adversely decided, would reasonably be expected to have a Parent Material Adverse Effect; (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices; and (iii) Parent and each of any of its Subsidiaries are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of WARN and any similar state or local laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise.

3.14                        Registration Statement; Proxy Statement/Prospectus.  None of the information supplied by Parent for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied by Parent for inclusion in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading.  If at any time prior to the Effective Time any event relating to Parent or any of its Subsidiaries, officers or directors is discovered by Parent which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company.  The Registration Statement will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the Regulations of the SEC promulgated thereunder.  Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement or the Proxy Statement.

3.15                        Absence of Restrictions on Business Activities.  Except as set forth in Section 3.15 of the Parent Disclosure Schedule, there is no agreement or Order binding upon Parent or any of its Subsidiaries or any of their assets, rights or properties which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted by Parent or any of its Subsidiaries.  Except as set forth in Section 3.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any material non-competition, non-solicitation or similar restriction on their respective businesses.

3.16                        Title to Assets; Leases.

(a)                                  Section 3.16(a) of the Parent Disclosure Schedule contains a true and complete list of all of the real property and interests in real property owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”), identifying the record owner and address thereof.  Except as described in Section 3.16(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has good, valid and marketable title to all of the Parent Owned Real Property, free and clear of all Liens.

(b)                                 Section 3.16(b) of the Parent Disclosure Schedule contains a true and complete list of all of the material real property leased by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), identifying the address thereof.  With respect to the Parent Leased Real Property, except as set forth in Section 3.16(b) of the Company Disclosure Schedule (i) all of the leases relating to the Parent Leased Real Property under which Parent or any of its Subsidiaries is a tenant or subtenant, if any, are in full force and effect and Parent has made available to the Company prior to the date hereof true and correct copies of such leases (including all amendments, modifications and renewals thereof), (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any of these leases, is in material breach or violation or default under any lease relating to the Parent Leased Real Property and neither Parent nor any of its Subsidiaries has received notice that an event has occurred which, with such notice or with lapse of time, would constitute a material breach or default under any lease relating to the Parent Leased Real Property, and (iii) neither Parent nor any of its

Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any material interest in any Parent Leased Real Property.

3.17                        No Business Activities.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and Related Agreements and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

3.18                        Tax Matters.  Except as set forth in Section 3.18 of the Parent Disclosure Schedule:

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, all Tax Returns required by applicable Law to be filed by or on behalf of Parent, Merger Sub each of their Subsidiaries and each affiliated, combined, consolidated or unitary group of which Parent or Merger Sub is a member have been timely filed, and all such Tax Returns are true, complete and correct in all respects.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) all Taxes payable by or with respect to Parent, Merger Sub and each of their Subsidiaries (whether or not shown on any Tax Return) have been timely paid, and adequate reserves (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) determined in accordance with GAAP are provided on the Parent Balance Sheet for any Taxes not yet due; (ii) all assessments for such Taxes due and owing by or with respect to Parent, Merger Sub and their Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid; and (iii) neither Parent, Merger Sub nor any of their Subsidiaries has incurred a Tax liability from the date of the latest Balance Sheet other than a Tax liability in the ordinary course of business.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, no action, suit, proceeding, investigation, claim or audit has formally commenced and no notice has been given that such audit or other proceeding is pending or, to the Knowledge of Parent, threatened with respect to Parent, Merger Sub or any of their Subsidiaries or any group of corporations of which any of Parent, Merger Sub and their Subsidiaries has been a member in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

(d)                                 Neither Parent nor Merger Sub have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, Parent, Merger Sub and each of their Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(f)                                    Neither Parent, Merger Sub nor any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(g)                                 Neither Parent, Merger Sub nor any of their Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).

(h)                                 Neither Parent nor Merger Sub nor any of their Affiliates has taken, agreed to take or failed to take any action or knows of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.19                        Environmental Matters.

(a)                                  Except as described in Section 3.19 of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i)                                     each of Parent and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, and possesses and complies with all Environmental Permits required under such Environmental Laws;

(ii)                                  there is no investigation, suit, claim, action or proceeding relating to Environmental Liabilities or relating to or arising under Environmental Laws that is pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries;

(iii)                               to the Knowledge of Parent, there are and have been no Releases of Hazardous Materials or other conditions at any property currently or formerly owned, leased, operated or otherwise used by Parent or any of its Subsidiaries that would reasonably be expected to give rise to any Environmental Liabilities of Parent or any of its Subsidiaries or result in material costs to Parent or any of its Subsidiaries;

(iv)                              to the Knowledge of Parent, there has been no transportation, treatment, storage or off-site disposal of any Hazardous Materials from Parent’s or any of its Subsidiaries’ operations that would reasonably be expected to give rise to any Environmental Liabilities of Parent or any of its Subsidiaries or result in material costs to Parent or any of its Subsidiaries;

(v)                                 neither Parent nor any of its Subsidiaries has received any notice of, or entered into or assumed by Contract or, to the Knowledge of Parent, by operation of law, any obligation, liability or Order relating to Environmental Liabilities or relating to or arising under Environmental Laws; and

(vi)                              to the Knowledge of Parent, no past, present or reasonably anticipated future events, practices, plans, facts, circumstances, conditions, or legal requirements exist or are proposed with respect to Parent or any of its Subsidiaries that would reasonably be expected to prevent Parent or any of its Subsidiaries from (or materially increase the burden on Parent or any of its Subsidiaries of) complying with applicable Environmental Laws or obtaining, renewing, or complying with all Environmental Permits required under such Environmental Laws.

(b)                                 Parent has provided to the Company true and complete copies of all Environmental Reports containing material information that are in the possession or control of Parent or any of its Subsidiaries.

3.20                        Intellectual Property.

(a)                                  Section 3.20(a) of the Parent Disclosure Schedule sets forth all Intellectual Property registrations and applications owned or exclusively licensed by the Parent or its Subsidiaries.  All of the abovementioned registrations and applications owned or exclusively licensed by Parent or its Subsidiaries have not expired or been abandoned or cancelled and, to the Knowledge of Parent, are valid and enforceable.

(b)                                 Except as set forth in Section 3.20(b) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own or have the valid right to use all of the Intellectual Property necessary for the conduct of Parent’s and each of its Subsidiaries’ business as currently conducted or contemplated to be conducted, free of all Liens, (ii) Parent and each of its Subsidiaries have taken all reasonable steps to maintain and enforce all Intellectual Property owned, held or used by Parent or any of its Subsidiaries (“Parent IP”).  Except under written confidentiality obligations, to the Knowledge of Parent, there has been no material disclosure of any of Parent’s or any of its Subsidiaries’ confidential information or trade secrets to any third party.  Except as disclosed in Section 3.20(b) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (A) to the Knowledge of Parent, the conduct of Parent’s and its Subsidiaries’ businesses as currently conducted or proposed to be conducted does not Infringe any Intellectual Property or contractual rights of any third party, and to the Knowledge of Parent, the Parent IP is not being Infringed by any third party, and (B) there is no Litigation or Order pending or outstanding, to the Knowledge of Parent, threatened or imminent (including cease and desist letters or invitations to take a license), that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Parent IP.

(c)                                  Section 3.20(c) of the Parent Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Parent IP to which Parent or any of its Subsidiaries is a party or by which any of their assets, rights or properties are bound (other than (i) Contracts disclosed pursuant to Section 3.6(a)(iii) and (ii) generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $50,000) (collectively, “Parent IP Agreements”).  To the Knowledge of Parent, all of the Parent IP Agreements to which Parent or any Subsidiary of Parent is a party or by which any of their assets, rights or properties are bound are valid and binding obligations of Parent or any of its Subsidiaries that are parties thereto, enforceable in accordance with their terms (subject to Enforceability Limitations), and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Parent or any of its Subsidiaries under any such Parent IP Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 Except as set forth in Section 3.20(d) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability or Parent’s or any of its Subsidiaries’ right to own or use any of the Intellectual Property necessary to the operation of the Parent’s and its Subsidiaries’ businesses as currently operated, nor will such transactions require the Approval of any Governmental Authority or third party in respect of any Intellectual Property.

(e)                                  Section 3.20(e) of the Parent Disclosure Schedule lists all Software (as defined herein) owned, held or used by Parent or any of its Subsidiaries (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000), and identifies whether such Software is owned, licensed, leased or otherwise used, as the case may be, and whether such Software is sold, licensed, leased or otherwise distributed by Parent or any of its Subsidiaries to any third party.  All Software owned by Parent or any of its Subsidiaries, and, to the Knowledge of Parent, all Software licensed from third parties by Parent or any of its Subsidiaries, (i) is free from any material defect, bug, virus, or programming, design or documentation error, (ii) operates and runs in a reasonable and efficient business manner, and (iii) conforms in all material respects to the specifications and purposes thereof, except in the case of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to cause a Parent Material Adverse Effect.  No Software owned, held or used by Parent or any of its Subsidiaries is, in whole or in part, subject to the provisions of any open source or similar license agreement, or any other agreement obligating Parent or any of its Subsidiaries to distribute or otherwise make any source code of the Software available to third parties, except as would not, individually or in the aggregate, reasonably be expected to cause a Parent Material Adverse Effect.

(f)                                    Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, Parent and its Subsidiaries have taken all reasonable steps to protect Parent’s and its Subsidiaries’ rights in their confidential information and trade secrets.  Without limiting the foregoing, except as disclosed in Section 3.20(f) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, Parent and its Subsidiaries require (i) each employee to acknowledge in writing and, each employee has acknowledged in writing, receipt of an employee handbook or other similar documentation (true and complete copies of which have been made available to the Company) which sets forth certain confidentiality obligations and (ii) all Persons who contribute or have contributed any proprietary Intellectual Property to assign all of their rights in the same to Parent or its Subsidiaries.

3.21                        Ownership of Company Common Stock.  As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns any Company Common Stock.  Neither Parent nor Merger Sub is, nor at any time during the past three years has either been, an “interested stockholder” of the Company as defined in section 203 of the DGCL.

3.22                        Brokers.  No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Merger Sub, except as set forth in Section 3.22 of the Parent Disclosure Schedule, the fees and expenses of which will be paid by Parent.

3.23                        Certain Business Practices.  To the Knowledge of Parent, since January 1, 2003, neither Parent nor any of its Subsidiaries nor any director, officer, employee or agent of Parent or any of its Subsidiaries has (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.24                        Affiliate Transactions.  Except as set forth in Section 3.24 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any transaction, agreement or arrangement with Quadrangle Group LLC or any of its Affiliates.

3.25                        Internal Controls and Disclosure Controls.  Parent (a) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s Regulations and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1                               Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing in advance (which consent shall not be unreasonably withheld or delayed), the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws.  The Company shall use its reasonable best efforts to preserve intact the business organization and properties, rights and assets of the Company and each of its Subsidiaries, to maintain in effect the Company Material Agreements (except upon the natural expiration of such Company Material Agreements by their terms), to keep available the services of the present officers and employees of the Company and each of its Subsidiaries, to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations.  By way of amplification and not limitation, except as set forth in Section 4.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)                                  amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(b)                                 issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Company Stock-Based Rights of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to the Outstanding Stock Options); adopt, ratify or effectuate a stockholders’ rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any of the Company’s Subsidiaries;

(c)                                  declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

(d)                                 sell, transfer, assign, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the properties, rights or assets of the Company or any of its Subsidiaries (including any Intellectual Property), except for the sale of goods, non-exclusive licenses of Intellectual Property and dispositions of other immaterial assets, in each case which are made in the ordinary course of business and in a manner consistent with past practice;

(e)                                  acquire (by merger, consolidation, acquisition of stock or otherwise), organize or acquire any assets or portfolios, including alarm monitoring Contracts, of any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof, in each case for consideration with a fair market value in excess of $1,000,000 or in the aggregate in excess of $5,000,000; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, in excess of $1,000,000 in the aggregate; make any loans, advances or enter into any financial commitments, other than loans to dealers not to exceed $15,000,000 at any one time outstanding (including loans to dealers outstanding as of the date hereof); or authorize or make any capital expenditures which are in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(f)                                    hire any employee, director, officer or consultant who is compensated at a salary or rate of compensation of $150,000 or more per year, except in the ordinary course of business consistent with past practice; increase or promise to increase the compensation (including incentive or bonus opportunities) or fringe benefits payable or to become payable to any such employee, director, officer or consultant, except for increases in salary, wages or compensation that are in the ordinary course of business consistent with past practice; or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any such employee, director, officer or consultant of the Company or any of its Subsidiaries except as required under Company Employee Plans existing as of the date hereof; or establish, adopt, enter into, terminate or amend any Company Employee Plan or any collective bargaining arrangements, except in the ordinary course of business;

(g)                                 change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in Law or GAAP;

(h)                                 (i) other than in the ordinary course consistent with past practice (except as provided in Section 4.1(j) below), enter into any agreement that if entered into prior to the date hereof would be a Company Material Agreement set forth in Section 2.7(a) of the Company Disclosure Schedule; (ii) modify, amend in any material respect, transfer or terminate any Company Material Agreement or waive, release or assign any material rights or claims thereto or thereunder; (iii) enter into or extend any lease with respect to Company Owned Real Property or Company Leased Real Property with any third party; (iv) modify, amend, transfer in any way or terminate any Company IP Agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder; or (v) enter into, modify, amend, transfer or terminate any Contract to provide exclusive rights or obligations;

(i)                                     change any method of Tax accounting, make or change any material Tax election, file any materially amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund, except in each case in the ordinary course of business and in a manner consistent with past practice;

(j)                                     pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims except, in the case of Litigation, any Litigation which settlement would not: (i) impose any injunctive or similar Order on the Company or any of its Subsidiaries or restrict in any way the business of the Company or any of its Subsidiaries or (ii) exceed $1,000,000 in cost or value to the Company or any of its Subsidiaries.  The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice or in an amount or value exceeding $200,000 in any instance or series of related instances or $1,000,000 in the aggregate or in accordance with their terms as in effect as of the date hereof;

(k)                                  engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, significant stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for (i) amounts due as normal salaries, bonuses and advances for work and in reimbursement of ordinary expenses and (ii) those items existing as of the date hereof and listed in Section 4.1(k) of the Company Disclosure Schedule;

(l)                                     fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

(m)                               take, agree to take or fail to take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(n)                                 effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN or any similar state or local Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company;

(o)                                 revise or amend in any material respect the Company’s operating budget for the 2007 fiscal year that has been provided to Parent prior to the date hereof;

(p)                                 transfer, or amend or waive any rights under the Secured Promissory Note, dated June 1, 2006, from Mountain Acquisition Company, LLC in favor of the Company; or

(q)                                 authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing.

4.2                               Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or as set forth in Section 4.2 of the Parent Disclosure Schedule, or unless the Company shall otherwise consent in writing in advance (which consent shall not be unreasonably withheld or delayed), Parent shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws.  Parent shall use its reasonable best efforts to preserve intact the business organization and properties, rights and assets of Parent and each of its Subsidiaries.  By way of amplification and not limitation, except as set forth in Section 4.2 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a)                                  amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational document of Parent or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Parent or any of its Subsidiaries;

(b)                                 issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries (except for the issuance of Parent Stock Options covering up to 320,000 shares of Parent Common Stock and the issuance of Parent Common Stock issuable pursuant to the Parent Stock Options, in each case pursuant to the Parent’s Option Plans); adopt, ratify or effectuate a stockholders’ rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Parent or interest in or securities of any of its Subsidiaries;

(c)                                  declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of Parent may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any of its Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

(d)                                 sell, transfer, assign, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the properties, rights or assets of Parent or any of its Subsidiaries (including any Intellectual Property) with a fair market value in excess of $50,000,000 in the aggregate, except for the sale of goods, non-exclusive licenses of Intellectual Property and dispositions of other immaterial assets, in each case which are made in the ordinary course of business and in a manner consistent with past practice;

(e)                                  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), organize or acquire any assets or portfolios, including alarm monitoring Contracts, of any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof, for consideration with a fair market value in excess of $50,000,000 in the aggregate; or incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, in excess of $50,000,000 in the aggregate (other than the refinancing of any existing indebtedness of Parent or its Subsidiaries);

(f)                                    take, agree to take or fail to take any action that (without regard to any action taken, or agreed to be taken, by the Company or any of its Subsidiaries) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(g)                                 authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing.

4.3                               Solicitation of Other Proposals.

(a)                                  The Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize any of its or their respective directors, officers, employees, representatives (including any investment banker, attorney or accountant) or agents (collectively, the “Company Representatives”) to, and the Company shall direct the Company Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing information) or take any action to solicit, initiate, or knowingly encourage or facilitate, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information or data to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry which might reasonably be expected to result in an Acquisition Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” shall mean (A) any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to any merger, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution, or other direct or indirect business combination, or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, (B) the issuance, sale or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary of the Company representing 20% or more of the outstanding capital stock of the Company or such Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Subsidiary of the Company representing 20% or more of the outstanding capital stock of the Company or such Subsidiary; or (C) the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or assets of the Company or any Subsidiary of the Company, including the sale or disposition of Protection Services Industries, L.P., Criticom International Corporation and National Alarm Computer Center, Inc., except, in the case of any lease or license, in the ordinary course of business consistent with past practice.  The

Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and direct all Company Representatives to immediately terminate and cause to be terminated, all existing activities discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.  The Company shall promptly notify each Company Representative of its obligations under this Section 4.3.

(b)                                 Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, and (ii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in the case of the actions referred to in clause (ii), (A) the Company Stockholder Approval has not been obtained, (B) the Board of Directors of the Company concludes in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, that failure to take such action is inconsistent with the fiduciary duties of such Board under applicable Law, (C) prior to providing any nonpublic information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement with material terms no less favorable to the Company than those material terms contained in the Confidentiality Agreement (as defined herein), (D) prior to providing any nonpublic information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of the Company notifies Parent, orally and in writing, of such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof), and (E) neither the Company nor any of the Company Representatives shall have violated Section 4.3(c).

(c)                                  Except as set forth in the following sentence, neither the Board of Directors of the Company nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (2) withdraw or modify or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby (such action, a “Change in the Company Recommendation”), (3) upon a request by Parent to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so within five Business Days after such request is made, (4) approve, enter, or permit or cause the Company or any Subsidiary of the Company to enter, into any acquisition agreement or other similar agreement related to any Acquisition Proposal, or (5) resolve or announce its intention to do any of the foregoing.  Anything to the contrary in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (ii) fail to reaffirm its approval or recommendation of this Agreement or the Merger after a request by Parent to do so, or (iii) announce its intention to do any of the actions set forth in the preceding clauses (i) or (ii), if (x) the Board of Directors of the Company determines in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of such Board under applicable Law, (y) the Company furnishes Parent two days’ prior written notice of the taking of such action (provided that if the Company Stockholders’ Meeting is scheduled to occur on a date that is less than two days after the date on which the Company determines to take such action, the Company shall only be required to provide prior written notice to Parent as promptly as reasonably possible) (which notice shall include, if such action relates to a Superior Proposal, a description of the material terms and conditions of such Superior Proposal and the identity of the Person making the same), and (z) if the action relates to an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal to effect a merger, consolidation or sale of at least 75% of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, which is on terms which the Board of Directors of the Company determines by a majority vote of its directors in their good faith judgment (after consultation with, and taking into account the advice of, the Company Financial Advisor (or another nationally recognized investment banking firm)), after taking into account all legal, financial, regulatory and other relevant factors of the proposal and the Person making the proposal, including any conditions to such Acquisition Proposal, the form of consideration contemplated by such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transactions contemplated thereby, the payment of break-up fees and expense reimbursement provisions and any required filings or Approvals, (i) are more favorable to the Company and its stockholders than the Merger and the other transactions contemplated by this Agreement (or any revised proposal by Parent) and (ii) are reasonably capable of being completed.

(d)                                 The Company shall inform Parent on a prompt and current basis of the status, material terms and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 4.3(c).

4.4                               Certain Tax Matters.

(a)                                  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all Taxes due and payable with respect to the Tax periods covered by such Tax Returns; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; and (iv) promptly notify Parent of any actions pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax. Any Tax Returns described in this Section 4.4(a) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company.

(b)                                 Parent and the Company will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) shall execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including the effective date of the Registration Statement and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                               Registration Statement; Proxy Statement/Prospectus.

(a)                                  Promptly following the date hereof, the Company and Parent shall prepare and file with the SEC a Proxy Statement relating to the Merger and this Agreement, obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement, and cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, to be mailed to its stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC.  The Company shall use all reasonable efforts to obtain the necessary approval of the Merger and this Agreement by its stockholders.  Unless the Company shall have taken action permitted by the second sentence of Section 4.3(c), the Company shall not file with or supplementally provide to the SEC or mail to its stockholders the Proxy Statement or any amendment or supplement thereto without Parent’s prior consent, which consent shall not be unreasonably withheld or delayed.  Subject to the terms and conditions hereof, the Company shall allow Parent’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto (other than with respect to documents incorporated by reference) and shall consult with Parent and its advisors concerning any comments from the SEC with respect thereto.

(b)                                 Promptly following the date hereof, Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement shall be included as a prospectus and shall constitute a part of the Registration Statement, and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Merger.  Parent shall obtain and furnish the information required to be included in the Registration Statement, provide the Company with any comments made by the SEC with respect to the Registration Statement promptly after receipt of such comments and, after consultation with the Company and its advisors, respond promptly to such comments.  Parent shall not file the Registration Statement or any amendment or supplement without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Parent will advise the Company, promptly after its receipt of notice thereof, of the time when the Registration Statement has become effective or the issuance of any stop order.

(c)                                  The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent that the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 4.3(c).

(d)                                 Parent and the Company shall, as promptly as practicable, make all necessary filings with respect to the Merger (including the issuance of shares of Parent Common Stock in the Merger) under the Securities Act and the Exchange Act and the Regulations of the SEC thereunder and under applicable Blue Sky Laws or similar securities Laws, and shall use all reasonable efforts to obtain required Approvals with respect thereto.

(e)                                  Each party hereto agrees to furnish all information concerning itself as may be reasonably required to prepare the Proxy Statement or Registration Statement or to make such filings pursuant to Section 5.1(d) and shall correct any information provided by it for use in the Proxy Statement or Registration Statement that becomes false or misleading in any material respect.

5.2                               Meeting of Company’s Stockholders.  The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold the Company Stockholders’ Meeting and shall consult with Parent in connection therewith.  Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by Parent) the Company Stockholders’ Meeting without the consent of Parent unless this Agreement has been terminated pursuant to Section 7.1.  The Board of Directors of the Company has declared that this Agreement is advisable and, subject to Section 4.3, shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the stockholders of the Company (the “Company Recommendation”) and include in the Registration Statement and Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of the Company shall not be required to make such Company Recommendation to the extent that it effects a Change in the Company Recommendation in accordance with Section 4.3.  The Company shall solicit from its stockholders proxies in favor of the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders to authorize and approve the Merger.  Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholders’ Meeting as required by this Section 5.2 shall not be affected by the withdrawal, amendment or modification of the Board of Directors’ recommendation of approval and adoption of this Agreement and the transactions contemplated hereby, and (ii) the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

5.3                               Access to Information; Confidentiality.

(a)                                  To the extent permitted by applicable Law, upon reasonable notice, the Company and Parent shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively, the “Parent Representatives”) and the Company Representatives, as the case may be, reasonable access, during the period prior to the Effective Time, to all its properties, books, Contracts and records and, during such period, the Company and Parent shall (and shall cause each of its respective Subsidiaries to) make available promptly to the other all information concerning its business, properties, books, Contracts, records and personnel as the other party may reasonably request.  The Company and Parent shall (and shall cause each of their respective Subsidiaries to) make available to the other party the appropriate individuals for discussion of such entity’s business, properties and personnel as such party or the Company Representatives or the Parent Representatives, as applicable, may reasonably request.  No investigation pursuant to this Section 5.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

(b)                                 Parent and the Company shall keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the terms of the Confidentiality Agreement, dated July 10, 2006 (the “Confidentiality Agreement”), between Parent and the Company.  Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.9.

5.4                               Reasonable Best Efforts; Further Assurances.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements.  Each of the Company and Parent shall use its reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Sections 2.6(a) and 2.6(b) of this Agreement and Sections 2.6(a) and 2.6(b) of the Company Disclosure Schedule), and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will consider all reasonable additions, deletions or changes suggested in connection therewith); (ii) furnish all information required for any application or other filing to be made pursuant to the DGCL or any other applicable Law (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement and the Related Agreements; and (iii) lift, rescind or mitigate the effects of any injunction or other Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened or such injunction or other Order, the issuance or entry thereof; provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, including its Subsidiaries, the Company or the holding separate of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Common Stock, in each case except as would not reasonably be expected to have a material adverse effect on the assets and liabilities (taken together), financial condition or business of Parent and its Subsidiaries and the Company and its Subsidiaries on a combined basis, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which would reasonably be expected to have a material adverse effect on the assets and liabilities (taken together), financial condition or business of Parent and its Affiliates and the Company and its Subsidiaries on a combined basis.  Neither party hereto will knowingly take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

(b)                                 The parties hereto shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments in a form reasonably satisfactory to the requesting party and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c)                                  The Company and Parent shall cooperate with one another:

(i)                                     in connection with the preparation of the Registration Statement and the Proxy Statement;

(ii)                                  in connection with the preparation of any filing required by the HSR Act or any Foreign Competition Laws;

(iii)                               in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby;

(iv)                              in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Registration Statement or the Proxy Statement, and seeking timely to obtain any such Approvals, or making any filings; and

(v)                                 in connection with the listing on the Nasdaq Stock Market (as defined herein) of the Parent Common Stock to be issued in the Merger and shares of Parent Common Stock issuable upon exercise of Outstanding Stock Options pursuant to Section 5.5.

5.5                               Stock Options and Stock Plan; Options.

(a)                                  At the Effective Time, each Outstanding Stock Option (other than Outstanding Stock Options cancelled or exercised prior to the Effective Time), whether vested or unvested, will be assumed by Parent.  Each such Outstanding Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in, to the extent applicable, the Option Plans, option agreements thereunder and other relevant documentation immediately prior to the Effective Time, except that such Outstanding Stock Option will be exercisable solely for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Outstanding Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(b)                                 Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Stock Options assumed by Parent under this Agreement.  As soon as practicable after the Effective Time, Parent shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Parent Common Stock issuable pursuant to exercise of any Outstanding Stock Options (other than Outstanding Stock Options cancelled or exercised prior to the Effective Time) and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable Blue Sky Laws, until the earlier of (i) the date that all Outstanding Stock Options (other than Outstanding Stock Options cancelled or exercised prior to the Effective Time) have expired or been exercised and (ii) the date the Parent Common Stock ceases to be registered under the Exchange Act.

(c)                                  Except as set forth in Section 5.5(c) of the Company Disclosure Schedule, the vesting of each Outstanding Stock Option shall not accelerate as a result of, or in connection with, the transactions contemplated hereby.  In addition, the Company shall ensure that no discretion is exercised by the Board of Directors or any committee thereof or any other body or Person so as to cause the vesting of any Outstanding Stock Option to accelerate.

5.6                               Employee Benefits.

(a)                                  Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries at the Effective Time (each such employee, a “Company Employee”); provided, however, that this Section 5.6(a) shall not be construed to limit the ability of the Company or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

(b)                                 After the Effective Time and on a schedule determined by Parent in connection with its integration of its business with that of the Company, the Company Employees shall be eligible to participate in the employee benefit plans, programs, policies and arrangement of Parent or its Affiliates (the “Parent Plans”) to the same extent as any similarly situated and geographically located employee of Parent.  For the period beginning at the Effective Time and ending at the time the Company Employees become eligible to participate in a Parent Plan, the Company Employees shall continue to be covered by the applicable corresponding Company Employee Plan or will be provided with employee benefits that are substantially comparable in the aggregate to the benefits provided by the corresponding Company Employee Plan immediately prior to the Effective Time.  If the 401(k) Plan is terminated prior to the Effective Time in accordance with the provisions of Section 5.6(c), Parent shall make available to the Company Employees, as promptly as practicable after the Effective Time, participation in a 401(k) Plan of Parent or its Affiliates.  The Company Employees will be allowed credit for their service with the Company and its Subsidiaries for purposes of (i) vesting and participation only (and not for entitlement or benefit accrual purposes, except with respect to vacation and severance), and (ii) satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, with respect to the applicable Parent Plans and shall be given credit for amounts paid under a corresponding Company Employee Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plans.

(c)                                  If requested by Parent in writing prior to the Effective Time, the Company shall cause to be adopted prior to the Effective Time resolutions of the Company’s Board of Directors to cease all contributions to the Company’s 401(k) Plan (the “401(k) Plan”), and to terminate the 401(k) Plan, immediately prior to the Effective Time.  Such resolutions shall provide that all participants shall be fully vested in their account balances under the 401(k) Plan.  Such resolutions shall also authorize distributions of 401(k) Plan balances to participants (to the extent permitted under Section 401(k) (10) of the Code) as soon as practicable following the Company’s receipt from the IRS of a favorable determination letter regarding the tax-qualified status of the 401(k) Plan following its termination.  The Company shall deliver to parent an executed copy of such resolutions as soon as practicable following their adoption by Company’s Board of Directors and shall fully comply with such resolutions.

(d)                                 It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Company Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

5.7                               Notification of Certain Matters.

(a)                                  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, Company Material Adverse Effect or Parent Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)                                 Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger or the Related Agreements, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Related Agreements, (iii) any Litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relates to the Merger or the Related Agreements; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Company Material Agreement, to the extent known by the Company; and (v) any change that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

(c)                                  Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby, for which Parent and Company agree consent should be sought or (iii) required to prevent a Company Material Adverse Effect or Parent Material Adverse Effect from occurring.  If any party shall fail to obtain any such consent from a third Person, such party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

5.8                               Listing on the Nasdaq Stock Market.  Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger and pursuant to the Outstanding Stock Options assumed by Parent under this Agreement pursuant to Section 5.5 to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.

5.9                               Public Announcements.  Parent and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

5.10                        Takeover Laws.  If any form of anti-takeover Law or charter provision is or shall become applicable to the Merger or the transactions contemplated hereby or by the Related Agreements, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law or provision on the transactions contemplated hereby or thereby.

5.11                        Accountant’s Letters.

(a)                                  The Company shall use its reasonable best efforts to cause to be delivered to Parent, in accordance with PricewaterhouseCoopers LLP’s internal guidelines, a “comfort” letter of PricewaterhouseCoopers LLP, dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b)                                 Parent shall use its reasonable best efforts to cause to be delivered to the Company, in accordance with Deloitte & Touche LLP’s internal guidelines, a “comfort” letter of Deloitte & Touche LLP dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.12                        Indemnification; Directors and Officer Insurance.

(a)                                  For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the greatest extent permitted by Law as of the date of this Agreement, the individuals who on or prior to the Effective Time were officers, directors and/or employees of the Company or any of its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time at or prior to the Effective Time.  All rights to indemnification, advancement of Litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company and its Subsidiaries under the provisions existing on the date hereof in their respective certificates of incorporation, bylaws or similar organizational documents, as well as related director indemnification agreements in accordance with their terms in existence on the date hereof, shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time for a period of not less than six years, and Parent shall cause the Surviving Corporation to honor all such obligations.

(b)                                 Parent shall cause to be maintained for a period of six years from the Effective Time the Company’s current directors and officers insurance policy (the “Company’s D&O Insurance”) to the extent that it provides coverage for events occurring prior to the Effective Time for all Persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid by the Company and its Subsidiaries prior to the date of this Agreement (such amount, the “Maximum Premium”); provided, however, that if the annual premium for such insurance shall exceed 250% of the last annual premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, Parent shall provide only such coverage as shall then be available at an annual premium equal to 250% of such rate.  Upon request by Parent and at Parent’s sole expense, the Company shall use its reasonable best efforts to extend coverage under the Company’s D&O Insurance by obtaining a six-year “tail” policy and such “tail” policy shall satisfy Parent’s obligations under this Section 5.12(b).  Parent’s obligations under the first sentence of this Section 5.12(b) shall also be satisfied if Parent’s directors and officers insurance policy provides (or is amended to provide), for a period of six years after the Effective Time, substantially similar coverage for acts or omissions occurring prior to the Effective Time for Persons who are directors and officers of the Company on the date of this Agreement.  If the Company’s D&O Insurance expires, is terminated or is canceled during the six-year period set forth above or a “tail” policy cannot be purchased on the terms set forth above and Parent cannot satisfy its obligations under this Section 5.12(b) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much directors and officers insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the Company’s D&O Insurance, and Parent shall be liable for the difference between such coverage obtained and the coverage otherwise required by this Section 5.12(b).  The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $600,000.

(c)                                  The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

5.13                        Affiliates.  No less than 45 days prior to the Effective Time, the Company (a) shall deliver to Parent a letter identifying all Persons who, in the Company’s opinion, may be, as of the Effective Time, its “affiliates” for purposes of Rule 145 under the Securities Act, and (b) shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” of it in such letter to deliver to Parent, as soon as practicable, and in any event prior to the date of the Company Stockholders’ Meeting, a written agreement, substantially in the form attached hereto as Exhibit D, relating to required transfer restrictions on the Parent Common Stock received by them in the Merger pursuant to Rule 145.  The Company shall notify Parent from time to time after the delivery of the letter described above of any Person not identified in such letter who then is, or may be, such an “affiliate” and use its reasonable best efforts to cause each additional Person who is identified as an “affiliate” to execute such written agreement.

5.14                        Parent Board of Directors.  Parent shall take all requisite action so that, immediately following the Effective Time, Raymond C. Kubacki and Arlene M. Yocum, each of whom is designated by the Company to serve as members on Parent’s board of directors (the “New Directors”), shall become members of the board of directors of Parent (the “Parent Board”).  In the event that any Person designated in the preceding sentence is unable or unwilling to serve as a director on the Parent Board, the Company shall have the right to designate a Qualified Person as a replacement.  A “Qualified Person” means a person that the Parent Board reasonably determines in good faith, after customary investigation of such Person’s qualifications, is qualified and acceptable to be a member of the Parent Board under standards applied fairly and equally to all nominees.  Parent shall use its reasonable best efforts to cause the New Directors to be nominated and elected or appointed, and as necessary, re-nominated and reelected or reappointed as members of the Parent Board for a period of not less than two years from and after the Effective Time.  In the event a New Director elects not to serve in such capacity, is incapable of serving in such capacity or is removed from the Parent Board for cause, the remaining New Director may designate another Qualified Person as a replacement.  The Company agrees that each such Person designated to become a New Director will satisfy all applicable standards for independence and financial literacy for audit committee members under the applicable rules of the Nasdaq Stock Market as of the Effective Time.

5.15                        Section 16 Matters.

(a)                                  Prior to the Effective Time, the Company’s Board of Directors, or an appropriate committee of non-employee directors of the Company, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the disposition by any officer or director who is a “covered person” of the Company for the purposes of Section 16 of the Exchange Act of Company Common Stock or Outstanding Stock Options pursuant to this Agreement and the Merger for the purposes of qualifying the disposition as an exempt transaction under Section 16 of the Exchange Act.

(b)                                 Prior to the Effective Time, Parent’s Board of Directors, or an appropriate committee of non-employee directors of Parent, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the acquisition by any officer or director of the Company who will become a “covered person” of Parent for the purposes of Section 16 of the Exchange Act of Parent Common Stock or Parent Stock Options pursuant to this Agreement and the Merger for the purposes of qualifying the acquisition as an exempt transaction under Section 16 of the Exchange Act.

5.16                        Resale Registration.  Promptly after the Effective Time, Parent shall file, and shall use its commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a post-effective amendment on Form S-3 to the Registration Statement (the “S-3 Amendment”) registering for resale the shares of Parent Common Stock received in the Merger by each affiliate (within the meaning of Rule 145(c) of the Securities Act) of the Company that is unable to sell all such shares held by such affiliate in full pursuant to Rule 145(d)(1) of the Securities Act. Parent shall keep the S-3 Amendment effective until the earlier of (i) the date of final sale by each such affiliate of all shares of Parent Common Stock registered on the S-3 Amendment and (ii) the date each such affiliate is able to sell all remaining shares registered on the S-3 Amendment pursuant to Rule 145(d) (without being subject to volume limitations).  Parent agrees to indemnify and hold harmless each such affiliate for material misstatements and omissions contained in the S-3 Amendment and any prospectus filed in connection therewith pursuant to customary terms for resale registration statements of this type, but excluding any information specifically provided in writing by such affiliate to Parent for inclusion therein.

5.17                        Credit Agreement Amendment.  Parent shall use its reasonable best efforts to obtain the amendment described on Section 5.17 of the Parent Disclosure Schedule (the “Credit Agreement Amendment”) under the Amended and Restated Credit Agreement, dated as of April 26, 2006, by and among Parent, Protection One Alarm Monitoring, Inc., as borrower, the several banks and other financial institutions or entities from time to time parties thereto, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, Bear Stearns & Co. Inc. and Lehman Brothers Inc., as initial joint lead arrangers and initial joint bookrunners, Lasalle Bank National Association, as syndication agent, Lehman Commercial Paper Inc., as initial syndication agent, Harris Nesbitt Financing, Inc., LaSalle Bank National Association and U.S. Bank National Association, as co-documentation agents, and Bear Stearns Corporate Lending Inc., as administrative agent.

5.18                        Company Internal Restructuring.  The Company and Parent shall each use reasonable efforts to cooperate with one another and agree upon actions to be taken by the Company prior to the Effective Time with respect to internal restructuring of certain of its Subsidiaries, and the Company shall use reasonable efforts to effectuate any actions so agreed upon; provided, however, that such actions shall not result in material costs and expenses to the Company without the Company’s prior written consent.

ARTICLE VI

CONDITIONS OF MERGER

6.1                               Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions at or prior to the Effective Time:

(a)                                  Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

(b)                                 Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company;

(c)                                  Nasdaq Stock Market Listing.  The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement and upon exercise of the Outstanding Stock Options assumed by Parent under this Agreement shall have been approved for listing on the Nasdaq Stock Market subject to official notice of issuance.

(d)                                 HSR Act and Foreign Competition Laws.  All applicable waiting periods or approvals under the HSR Act and Foreign Competition Laws shall have expired or been terminated or received.

(e)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms and conferring on Parent and the Company substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein illegal.

(f)                                    Tax Opinions.  Parent and the Company shall have received written opinions of, respectively, Simpson Thacher & Bartlett LLP and Mayer, Brown, Rowe & Maw LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  The issuance of each of such opinions shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent, Merger Sub and the Company.  The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(g)                                 Third Party Consents.  Parent and the Company shall have received evidence, in form and substance reasonably satisfactory to it, that the Approvals of Governmental Authorities set forth on Section 6.1(g) of the Company Disclosure Schedule have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(h)                                 Exchange Offer.  At or prior to the Closing, each of the holders of 12% Senior Secured Notes of the Company due 2011 (the “Company Notes”) who have executed the Consent Agreement shall have exchanged the Company Notes held by them for new notes issued by a subsidiary of Parent pursuant the terms and conditions of the Consent Agreement.

6.2                               Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions at or prior to the Effective Time:

(a)                                  Representations and Warranties.  (i) The representations and warranties of the Company contained in this Agreement, other than the representations and warranties of the Company set forth in Section 2.3(a), shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), except for any failure of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) the representations and warranties of the Company as set forth in Section 2.3(a) shall be true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time;  provided, however, for purposes of this Section 6.2(a), the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Company Material Adverse Effect or materiality; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

(c)                                  No Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)                                 Credit Agreement Amendment.  At or prior to the Closing, Parent shall have obtained the Credit Agreement Amendment.

6.3                               Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date), except for any failure of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, for purposes of this Section 6.3(a), the representations and warranties of Parent and Merger Sub shall be construed as if they did not contain any qualification that refers to a Parent Material Adverse Effect or materiality; and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

(b)                                 Agreements and Covenants.  Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

(c)                                  No Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding the obtaining of the Company Stockholder Approval:

(a)                                  By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)                                 By either Parent or the Company, if the Merger shall not have been consummated on or before May 31, 2007; provided, however, that if the Merger shall not have been consummated by such date solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any Foreign Competition Laws not having expired or been terminated or received, then such date shall be extended to August 31, 2007; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c)                                  By either Parent or the Company, if a Court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits Parent or the Company from consummating the Merger or if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited;

(d)                                 By either Parent or the Company, if, at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

(e)                                  By Parent, if the Board of Directors of the Company shall have (i) effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, (ii) recommended, or resolved to recommend, to the stockholders of the Company an Acquisition Proposal other than the Merger, (iii) failed to mail the Proxy Statement to the stockholders of the Company in accordance with the terms of Section 5.1, (iv) caused the Company or any Subsidiary of the Company to enter into any definitive agreement providing for the implementation of an Acquisition Proposal, (v) materially breached its obligations under Section 5.2 by failing to call, give notice of, convene or hold the Company Stockholders’ Meeting in accordance with the terms of Section 5.2 or (vi) breached its obligation under Section 4.3 hereof in any respect materially adverse to Parent;

(f)                                    By Parent, if neither Parent nor Merger Sub is in breach in any material respect of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)), and, in the case of both clause (i) and (ii), such breach (if curable) has not been cured within 30 days after written notice to the Company; or

(g)                                 By the Company, if it is not then in breach in any material respect of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and such breach (if curable) has not been cured within 30 days after written notice to Parent.

(h)                                 The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.

7.2                               Effect of Termination.  Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 2.23, 3.22, 5.3(b), 7.3 and Article VIII (other than Section 8.1), which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve or release any party from any liability or damage arising out of such party’s willful breach of any provision of this Agreement prior to termination of this Agreement.

7.3                               Fees and Expenses.

(a)                                  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements.  For the avoidance of doubt, Parent shall be solely responsible for the payment of (i) all filing fees in connection with filing of the Registration Statement (including financial statements and exhibits), and any amendments or supplements thereto, and (ii) all filing fees payable in connection with filings made under the HSR Act or Foreign Competition Laws.

(b)                                 If this Agreement is terminated pursuant to (i) Section 7.1(b) and the Credit Agreement Amendment has not been obtained as of the date of such termination but the other conditions set forth in Sections 6.1 and 6.2 have been satisfied or, to the extent legally permissible, waived (other than conditions that by their nature will not be satisfied until the Closing, including the delivery of certain documents at the Closing) or (ii) Section 7.1(g) in connection with a breach by Parent of its obligations under Section 5.17 in any material respect following the cure period specified in Section 7.1(g), Parent shall pay to the Company simultaneously with such termination of this Agreement (or if the termination is by the Company, not later than two Business Days thereafter) a cash amount equal to $7,500,000, a portion of which shall consist of Company Stipulated Expenses (as defined herein) and the balance of which shall consist of a termination fee (such balance, the “Company Termination Fee”).

(c)                                  In the event that Parent terminates this Agreement pursuant to Section 7.1(e), the Company shall pay to Parent, simultaneously with such termination of this Agreement, a cash amount equal to $7,500,000, a portion of which shall consist of Parent Stipulated Expenses (as defined herein) and the balance of which shall consist of a termination fee (such balance, the “Parent Termination Fee”).

(d)                                 If this Agreement is terminated pursuant to Section 7.1(f), then the Company shall reimburse Parent for all Parent Stipulated Expenses not later than two Business

Days after the date of such termination.  As used in this Agreement, the term “Parent Stipulated Expenses” shall mean those reasonable out-of-pocket fees and expenses actually incurred by Parent in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Parent Representatives; provided, however, that such amount shall not exceed $2 million.

(e)                                  Except as set forth in Section 7.3(b), if this Agreement is terminated pursuant to Section 7.1(g), then Parent shall reimburse the Company for all Company Stipulated Expenses not later than two Business Days after the date of such termination.  As used in this Agreement, the term “Company Stipulated Expenses” shall mean those reasonable out-of-pocket fees and expenses actually incurred by the Company in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives; provided, however, that such amount shall not exceed $2 million.

(f)                                    Any Parent Termination Fee, Company Termination Fee, Parent Stipulated Expenses or Company Stipulated Expenses that becomes payable pursuant to this Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by either Parent or the Company, as applicable.

(g)                                 Each of the Company, Parent and Merger Sub agrees that the payments provided for in this Section 7.3 shall be the sole and exclusive remedy of Parent and Merger Sub upon a termination of this Agreement pursuant to Section 7.1(e) or (f), and the payments provided for in this Section 7.3 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to Section 7.1(g); provided, however, that the foregoing shall not apply to any willful breach of this Agreement giving rise to such termination.

7.4                               Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.  This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

7.5                               Waiver.  At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

8.1                               Survival of Representations and Warranties.  The representations and warranties in this Agreement will terminate at the Effective Time.

8.2                               Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

(a)                                  If to Parent or Merger Sub:

Protection One, Inc.
1035 N. 3rd Street, Suite 101
Lawrence, Kansas 66044
Facsimile: (305) 594-0759
E-Mail:        rg@ProtectionOne.com
Attention:    Richard Ginsburg, President and

Chief Executive Officer

With copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
E-Mail:        jkaufman@stblaw.com
Attention:    Joseph H. Kaufman, Esq.

(b)                                 If to the Company:

Integrated Alarm Services Group, Inc.
99 Pine Street, 3rd floor
Albany, New York 12207
Facsimile:  (518) 426-0953
E-Mail:        c.may@iasg.us
Attention:    Charles T. May, President and

Chief Executive Officer

With copies to:

Mayer, Brown, Rowe & Maw LLP
71 S. Wacker Drive
Chicago, IL 60606
Facsimile:  (312) 706-8106

E-Mail:       ebest@mayerbrownrowe.com
Attention:    Edward S. Best, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

8.3                               Disclosure Schedules.  The Company Disclosure Schedule and the Parent Disclosure Schedule each shall be divided into sections corresponding to the sections and subsections of this Agreement.  Disclosure of any fact or item in any section of a party’s Disclosure Schedule shall be deemed to be disclosed with respect to any other section in which it is readily apparent that the existence of such fact or item or its contents is relevant to such other section.

8.4                               Certain Definitions.  For purposes of this Agreement, the term:

(a)                                  “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

(b)                                 “Balance Sheet” means the balance sheet of the Company contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

(c)                                  “beneficial owner” (including the terms “beneficial ownership” and “to beneficially own”) with respect to a Person’s ownership of any securities means such Person or any of such Person’s Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act.

(d)                                 “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

(e)                                  “Company Disclosure Schedule” means a schedule of even date herewith delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained in certain specific sections and subsections.

(f)                                    “Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, continuing results of operations, assets, rights, liabilities or properties of the Company and its Subsidiaries, taken as a whole, or (ii) any fact, event, occurrence, change, development or circumstance that would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger; provided, however, that any effect, fact, event, occurrence, change, development, circumstance or effect involving, arising out of, relating to or resulting from any of the following will be excluded for purposes of clauses (i) and (ii):  (A) public announcements prior to the date hereof by the Company or any of its stockholders regarding the potential sale of or other potential strategic transactions involving the Company; (B) the existence or terms of this Agreement, the transactions contemplated hereby or the announcement thereof; (C) changes or conditions affecting generally the industries in which the Company operates; (D) changes in U.S. or global economic, regulatory or political conditions generally; (E) changes in GAAP or in any Laws or Orders that apply generally to similarly situated Persons; (F) any acts of terrorism, sabotage, military action or war, except, in the case of clauses (B), (C), (D), (E) and (F) above, to the extent such effects, facts, events, occurrences, changes, developments or circumstances have a disproportionate adverse effect on the Company and its Subsidiaries as compared to other Persons engaged in the same industry.

(g)                                 “Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

(h)                                 “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

(i)                                     “Court” means any court or other tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, or any arbitral or similar forum.

(j)                                     “Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally, (ii) general principles of equity (whether in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(k)                                  “ERISA Affiliate” means, with respect to any Person, any  trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such Person within the meaning of Section 414 of the Code.

(l)                                     “Exchange Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act as the exchange agent in the Merger.

(m)                               “Foreign Competition Laws” means any foreign statutes, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

(n)                                 “Governmental Authority” means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, any Court of competent jurisdiction, and includes any authority or instrumentality having governmental or quasi-governmental powers, including any administrative agency or commission.

(o)                                 “Intellectual Property” means all U.S. and foreign intellectual property, including all (i) trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans, logos, trade dress and other source indicators, together with all goodwill related to the foregoing; (ii) patents, inventions, discoveries, processes, designs, technology and know-how, (iii) copyrights and copyrightable works (including Software), (iv) trade secrets and other confidential or proprietary information (including current and potential customer and website user lists).

(p)                                 “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge, after due inquiry, of the officers or directors of Parent or the Company, as the case may be.

(q)                                 “Laws” means all laws (including common law), orders, statutes, ordinances, codes, decrees, Regulations or other legally enforceable requirement of any Governmental Authority including all decisions of Courts of competent jurisdiction having the effect of law in each such jurisdiction.

(r)                                    “Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), lease, license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws and (vi) survey exceptions, utility easements, reciprocal easement agreements, covenants, restrictions and other matters of record and/or non-monetary encumbrances on title to real property that do not and are not reasonably likely to (x) materially adversely affect the value of or materially interfere with the continued use and operation of such property for its present purposes as used and operated on the date hereof, or (y) materially interfere with the ordinary course of business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable.

(s)                                  “Litigation” means any claim, suit, action, litigation, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Governmental Authority, arbitrator or other tribunal.

(t)                                    “Nasdaq Stock Market” means the NASDAQ Global Select Market, the NASDAQ Global Market or the Nasdaq Capital Market (or their respective successors).

(u)                                 “Non-Plan Options” means the options to purchase Company Common Stock outstanding as of the date hereof granted pursuant to the Contracts listed in Section 8.4(u) of the Company Disclosure Schedule.

(v)                                 “Option Plans” means the 2003 Plan and the 2004 Plan.

(w)                               “Order” means any judgment, order, writ, injunction, award, ruling, stipulation or decree of, or any settlement under the jurisdiction of, any Governmental Authority.

(x)                                   “Outstanding Stock Options” means the Non-Plan Options and the Plan Options.

(y)                                 “Parent Disclosure Schedule” means a schedule of even date herewith delivered by Parent to the Company concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of Parent contained in certain specific sections and subsections.

(z)                                   “Parent Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, results of operations, assets, rights, liabilities or properties of Parent and its Subsidiaries, taken as a whole, or (ii) any fact, event, occurrence, change, development, circumstance or effect that would materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder, including the consummation of the Merger; provided, however, that any effect, fact, event, occurrence, change, development or circumstance involving, arising out of, relating to or resulting from any of the following will be excluded for this purpose:  (A) the existence or terms of this Agreement, the transactions contemplated hereby or the announcement thereof; (B) changes or conditions affecting generally the industries in which Parent operates; (C) changes in U.S. or global economic, regulatory or political conditions generally; (D) changes in GAAP or in any Laws or Orders that apply generally to similarly situated Persons; and (E) any acts of terrorism, sabotage, military action or war, except, in the case of clauses (B), (C), (D) and (E) above, to the extent such effects, facts, events, occurrences, changes, developments or circumstances have a disproportionate adverse effect on Parent and its Subsidiaries as compared to other Persons engaged in the same industry.

(aa)                            “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, Governmental Authority, or any other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(bb)                          “Plan Options” means options to purchase Company Common Stock outstanding as of the date hereof, granted pursuant to the Option Plans.

(cc)                            “Regulation” means any rule or regulation of any Governmental Authority having the effect of Law.

(dd)                          “Related Agreements” means the Consent Agreement and the Stockholders Agreement.

(ee)                            “Software” means any and all computer programs, applications, code, software, middleware, firmware, databases, compilations, documentation and related items.

(ff)                                “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.

(gg)                          “2003 Plan” means the Company’s 2003 Stock Option Plan.

(hh)                          “2004 Plan” means the Company’s 2004 Stock Incentive Plan.

8.5                               Interpretation.  When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

8.6                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7                               Entire Agreement.  This Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.8                               Assignment.  This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9                               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 5.12 and Section 5.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10                        Failure or Indulgence Not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  Except as otherwise set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.11                        Governing Law; Enforcement.  This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of Delaware.  The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement or any Related Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in the Courts of the State of Delaware and the Federal Courts of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Courts of the State of Delaware and the Federal Courts of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Court, (c) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in the Courts of the State of Delaware and the Federal Courts of the United States located in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby or thereby.

8.12                        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13                        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROTECTION ONE, INC.

By:	/s/ Richard Ginsburg
Name: Richard Ginsburg
Title: President and CEO

TARA ACQUISITION CORP.

By:	/s/ Richard Ginsburg
Name: Richard Ginsburg
Title: President and CEO

INTEGRATED ALARM SERVICES GROUP, INC.

By:	/s/ Charles T. May
Name: Charles T. May
Title: Chief Executive Officer